Exhibit 99.4

PROXY STATEMENT/PROSPECTUS

1711 East Palm Canyon Drive

Palm Springs, California 92264

(760) 325-4442

Dear Shareholder:

The Board of Directors of Canyon National Bank invites you to attend our Annual Meeting of Shareholders on Monday, April 24, 2006 at 5:00 p.m., to be held at The Spa Resort Casino Hotel, 100 North Indian Canyon Way, Palm Springs, California 92262.

Your Board of Directors has voted in favor of a plan of reorganization creating a bank holding company to be called Canyon Bancorp. If shareholders approve the reorganization, then we will exchange for each share of Canyon National Bank common stock one share of Canyon Bancorp common stock. Thus, instead of owning Canyon National Bank directly, you will own shares in Canyon Bancorp which will own Canyon National Bank. After the reorganization you will have the same number of shares in Canyon Bancorp as you currently have in Canyon National Bank.

Your stock in Canyon Bancorp will have a value equal to the value of your stock in Canyon National Bank and the exchange will take place without any recognition of gain or loss for federal income tax purposes. Only shareholders who vote against the reorganization or give notice that they dissent from the reorganization and exercise their dissenters’ rights will have any taxable income. No changes in the Bank’s directors, officers, or other personnel are contemplated as a result of the reorganization. Canyon National Bank will continue its present business and operations.

We urge you to read the accompanying proxy statement/prospectus carefully, as it contains a detailed explanation of the proposed reorganization and the reasons for the forming of a bank holding company. This proxy statement/prospectus is also provided by our Board of Directors in connection with the annual election of the Board of Directors of Canyon National Bank (all of whom are also directors of Canyon Bancorp). Your Board of Directors believes that the formation of a bank holding company, Canyon Bancorp, which will own Canyon National Bank, will result in an entity which will have greater financial and corporate flexibility by giving us:

•	increased flexibility with respect to engaging in non-bank activities or acquiring or establishing other businesses related to banking;

•	increased structural alternatives for acquisitions;

•	more alternatives for raising capital and access to debt markets; and

•	greater flexibility regarding redemption of stock.

You are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting in person, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed envelope.

Sincerely,

Stephen G. Hoffmann
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not deposits, accounts or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation.

The date of this Proxy Statement/Prospectus is March 27, 2006.

CANYON NATIONAL BANK

1711 East Palm Canyon Drive

Palm Springs, CA 92264

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 24, 2006

TO THE SHAREHOLDERS OF CANYON NATIONAL BANK:

NOTICE IS HEREBY GIVEN that pursuant to its Bylaws and the call of its Board of Directors, the Annual Meeting of Shareholders (the “Meeting”) of Canyon National Bank (the “Bank”) will be held at The Spa Resort Casino Hotel, 100 North Indian Canyon Way, Palm Springs, CA 92262 on Monday, April 24, 2006, at 5:00 p.m., for the purpose of considering and voting upon the following matters.

1. Election of Directors. Electing the following eight (8) persons to the Board of Directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified:

Mark Benedetti	Stephen G. Hoffmann
Lynne C. Bushore	Milton W. Jones
Robert M. Fey	Kipp I. Lyons
Michael D. Harris, Sr.	Richard Shalhoub

2. Bank Holding Company Reorganization. Approving a Plan of Reorganization, a copy of which is attached hereto as Appendix “A,” pursuant to which the Bank will become a wholly-owned subsidiary of Canyon Bancorp, a newly formed bank holding company, and each of the Bank’s issued and outstanding shares of common stock will be converted into one share of common stock of Canyon Bancorp.

3. Transacting such other business as may properly come before the Meeting and any and all adjournments thereof.

Only those shareholders of record at the close of business on March 8, 2006 will be entitled to notice of and to vote at the Meeting.

DATED: March 27, 2006

By Order of the Board of Directors

Milton W. Jones
Corporate Secretary

IT IS VERY IMPORTANT THAT EVERY SHAREHOLDER VOTE. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

IN ORDER TO FACILITATE THE PROVIDING OF ADEQUATE ACCOMMODATIONS, PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING.

CANYON NATIONAL BANK AND CANYON BANCORP

PROXY STATEMENT/PROSPECTUS

(continued)

APPENDICES

APPENDIX “A”	- Plan of Reorganization
APPENDIX “B”	- Charter of Nominating and Corporate Governance Committee
APPENDIX “C”	- Charter of Audit Committee
APPENDIX “D”	- Dissenter’s Rights Statute 12 USC Sections 215a and 215a-2 and Banking Circular 259

ii

QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION

Q: Why is the Board proposing this reorganization?

A: Your Board of Directors believes that the holding company structure will provide Canyon National Bank greater flexibility in terms of operations, expansion, financing and diversification.

Q: Will the reorganization change the business of the Bank?

A: No. The reorganization will not change the current business of Canyon National Bank. Following the reorganization, the principal activity of Canyon Bancorp will be owning and operating Canyon National Bank, which will continue to conduct its current business from its current offices. The principal executive offices of both Canyon National Bank and Canyon Bancorp will be located at 1711 East Palm Canyon Drive, Palm Springs, California 92264 and the telephone number will be (760) 325-4442.

Q: What will I receive in this reorganization?

A: You will receive one share of Canyon Bancorp common stock for each share of Canyon National Bank common stock that you own immediately prior to the reorganization.

Q: How do I vote?

A: Simply indicate on your proxy card how you want to vote and then sign and mail your proxy card in the enclosed return envelope as soon as possible. Your Board of Directors unanimously recommends that you vote “FOR” the reorganization.

Q: If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A: Your broker will not vote your shares for you unless you provide instructions to your broker on how to vote. It is important therefore that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you fail to instruct your broker on how to vote your shares, the effect will be the same as a vote against the reorganization.

Q: Can I change my vote after I have mailed my signed proxy card?

A: Yes. You may change your vote at any time before your proxy is voted at the annual meeting. If your shares are held in your name you may do this in one of three ways. First, you may send a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to Canyon National Bank’s corporate secretary. Third, you may attend the meeting and vote in person. Simply attending the Canyon National Bank’s annual meeting, however, will not revoke your proxy. Also, if you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the annual meeting.

Q: Should I send in my certificates now?

A: No. After the reorganization is completed, you will receive written instructions for exchanging your stock certificates if you desire. If you prefer, you may simply keep your existing certificates and they will represent shares of Canyon Bancorp.

Q: When do you expect this reorganization to be completed?

A: We are currently working to complete the reorganization by the end of May 2006, or as soon thereafter as practicable.

Q: Why have you sent this document and who can help answer my questions?

A: This proxy statement/prospectus contains important information regarding this proposed reorganization, as well as information about Canyon National Bank and Canyon Bancorp. We urge you to read this proxy statement/prospectus carefully, including its appendices. If you have more questions about the reorganization, you should contact: Jonathan J. Wick, Executive Vice President, Chief Financial and Chief Operating Officer, Canyon National Bank, 1711 East Palm Canyon Drive, Palm Springs, California 92264, (760) 325-4442.

SUMMARY

This brief summary highlights selected information from this document and does not contain all the information that is important to you. We urge you to read this proxy statement/prospectus carefully to fully understand the reorganization.

Formation of a Bank Holding Company Which Will Own the Bank

The Board of Directors is asking you to vote on a proposal to organize a bank holding company, Canyon Bancorp, which will own Canyon National Bank. The new corporate structure will permit Canyon Bancorp and Canyon National Bank greater financial and corporate flexibility by giving us:

•	increased flexibility with respect to engaging in non-bank activities or acquiring or establishing other businesses related to banking;

•	increased structural alternatives for acquisitions;

•	more alternatives for raising capital and access to debt markets; and

•	greater flexibility regarding redemption of stock.

We have attached the Plan of Reorganization as Appendix “A” at the back of this proxy statement/prospectus. We encourage you to read the Plan of Reorganization, as it is the legal document that governs the transaction.

The Companies

Canyon Bancorp

Canyon Bancorp is not an operating company and has not engaged in any significant business to date. It was formed on January 18, 2006 as a California corporation to be the holding company for Canyon National Bank. After the reorganization, Canyon Bancorp will become a registered bank holding company, the principal asset of which will be its stockholdings in Canyon National Bank.

Canyon National Bank

Canyon National Bank, which opened for business in July 1998, is a national banking association which engages in the commercial banking business. Canyon National Bank is headquartered in Palm Springs, California with assets of approximately $239.2 million at December 31, 2005. In addition to its main office in Palm Springs, it operates one branch office in Palm Springs and one branch office in Palm Desert. A second branch office in Palm Desert is scheduled to open in March 2006.

The Management of Canyon National Bank Will Continue After the Reorganization

The directors and officers of Canyon National Bank will continue to be directors and officers of the Bank following the reorganization. After the reorganization, the present directors of Canyon Bancorp (who are also directors of the Bank) will continue to be directors of Canyon Bancorp, and certain of the officers of the Bank will also serve as officers of Canyon Bancorp. The shareholders of Canyon Bancorp will only elect the directors of Canyon Bancorp after the reorganization. Canyon Bancorp will elect the directors of Canyon National Bank.

We Need Your Approval

In order to complete the reorganization, we need the approval of at least two-thirds of the outstanding shares of the common stock of Canyon National Bank. As of March 8, 2006, the date on which a person must be a shareholder to be entitled to vote, there were 2,163,755 shares of common stock outstanding and entitled to vote. Therefore, we will need the owners of 1,442,504 shares to vote in favor of the reorganization. Your Board of Directors unanimously recommends that you vote in favor of the reorganization.

The Directors and Executive Officers Intend to Vote in Favor of the Reorganization

Canyon National Bank’s directors and executive officers, who beneficially owned in the aggregate approximately 260,772 voting shares1 or 12.1% of the outstanding shares of Canyon National Bank’s common stock as of March 8, 2006, intend to vote for the approval of the reorganization.

Shareholders Have Dissenters’ Rights

If a shareholder votes against the reorganization, or gives notice in writing prior to the annual meeting that he dissents from the reorganization, he will be entitled to receive the value of his shares in cash if he fully complies with all applicable provisions of Sections 215a-2(c) and 215a(b)-(d) of Title 12 of the United States Code, a copy of which is included in Appendix “D”. (See “PROPOSAL NO. 2 – BANK HOLDING COMPANY REORGANIZATION – Rights of Dissenting Shareholders”)

The Reorganization Will Be Tax-Free to You

Vavrinek, Trine, Day & Co., LLP, the Bank’s independent auditors, has stated its opinion that neither gain nor loss will be recognized for federal income tax purposes by Canyon Bancorp or by Canyon National Bank or its shareholders in connection with the reorganization, except for those shareholders exercising dissenter’s rights with respect to the reorganization. However, because tax matters are complicated, and tax results may vary among shareholders, we urge you to contact your own tax advisor to understand fully how the reorganization will affect you.

Differences Between Canyon Bancorp and Canyon National Bank

Shareholders of Canyon Bancorp will have rights comparable to those rights which they now possess as shareholders of Canyon National Bank. However, certain differences will arise due to the fact that Canyon Bancorp is a non-bank California corporation and the Bank is a national banking association subject to the provisions of the national banking laws as well as certain provisions of the California Corporations Code. (See “PROPOSAL 2 – BANK HOLDING COMPANY REORGANIZATION – Comparison of Rights of Shareholders of Canyon Bancorp and Canyon National Bank”) There are also differences in the availability of funds for the payment of dividends by Canyon National Bank and Canyon Bancorp. (See “DIVIDENDS”)

Benefits to Directors and Officers of the Reorganization

The reorganization will not provide any substantive benefits to directors and officers of our Bank, who will continue to be directors and officers of the Bank and Canyon Bancorp.

Accounting Treatment

The proposed transaction is a reorganization with no change in ownership interests, in that 100% of the Bank’s outstanding common stock is to be exchanged for 100% of the outstanding common stock of Canyon Bancorp. Because the reorganization will result in no change in ownership interests, the consolidated financial statements of Canyon Bancorp and the Bank will retain the Bank’s former basis of accounting and will initially be substantially identical to the Bank’s financial statements prior to the reorganization.

Regulatory Approvals

We cannot complete the reorganization unless it is approved by the Federal Reserve Board and the Office of the Comptroller of the Currency (“OCC”).

Canyon National Bank and Canyon Bancorp have filed all of the required applications with the Federal Reserve Board and the OCC. As of the date of this document, the Federal Reserve Board and the OCC have not

[1]	Does not include shares which may be acquired upon the exercise of stock options.

granted their approvals needed to consummate the reorganization. While we do not know of any reason that we would not be able to obtain the necessary approvals, we cannot be certain when or if we will obtain them.

Existing Options to Acquire Canyon National Bank Common Stock Will Become Options to Purchase Canyon Bancorp Common Stock After the Reorganization

After the reorganization is completed all of the obligations of Canyon National Bank under Canyon National Bank’s 1998 and 2000 Stock Option Plans will become obligations of Canyon Bancorp on the same terms and conditions, with the exception that the securities issued pursuant the Bank’s 1998 and 2000 Stock Option Plans will be Canyon Bancorp common stock.

You should rely only on the information in this proxy statement/prospectus or other information referred to in this document. Neither Canyon Bancorp nor Canyon National Bank has authorized anyone to provide you with other or different information. This proxy statement/prospectus is dated March 27, 2006. You should not assume that the information contained in this proxy statement/prospectus to shareholders nor the issuance of Canyon Bancorp stock for Canyon National Bank stock in the reorganization shall create any implication to the contrary.

THE ANNUAL MEETING OF CANYON NATIONAL BANK

This proxy statement/prospectus is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the “Meeting”) of Canyon National Bank to be held at The Spa Resort Casino Hotel, 100 North Indian Canyon Way, Palm Springs, California 92262 on Monday April 24, 2006 at 5:00 p.m. and at any and all adjournments thereof. The solicitation of the proxy accompanying this proxy statement/prospectus is made by the Board of Directors of the Bank, and the costs of such solicitation will be borne by the Bank.

It is expected that this proxy statement/prospectus and accompanying Notice will be mailed to shareholders on approximately March 27, 2006.

Matters to be Considered

1. Election of Directors. Electing eight (8) persons to the Board of Directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified.

2. Bank Holding Company Reorganization. Approving a Plan of Reorganization, a copy of which is attached hereto as Appendix “A,” pursuant to which the Bank will become a wholly owned subsidiary of Canyon Bancorp, a newly formed bank holding company, and each of the Bank’s issued and outstanding shares of common stock will be converted into one share of common stock of Canyon Bancorp.

3. Other Business. Transacting such other business as may properly come before the Meeting and any adjournment or adjournments thereof.

Revocability of Proxies

A proxy for use at the Meeting is enclosed. Any shareholder who executes and delivers such proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of the Bank an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. Subject to such revocation, all shares represented by a properly executed proxy received in time for the Meeting will be voted by the proxy holders whose names are set forth in the accompanying proxy (the “Proxy Holders”) in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted in favor of (i) the election of the nominees for directors set forth herein and (ii) the approval of the bank holding company reorganization and, if any other business is properly presented at the Meeting, in accordance with the recommendations of the Board of Directors.

Solicitation of Proxies

The expense of preparing, assembling, printing and mailing this proxy statement/prospectus and the material used in this solicitation of proxies will be borne by the Bank. It is contemplated that proxies will be solicited through the mails, but officers, directors and regular employees of the Bank may solicit proxies personally. Although there is no formal agreement to do so, the Bank may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to shareholders whose stock in the Bank is held of record by such entities. In addition, the Bank may use the services of individuals or companies it does not regularly employ in connection with the solicitation of proxies, if management determines it advisable.

VOTING SECURITIES

The close of business on March 8, 2006 has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at this year’s annual meeting. As of the Record Date there were outstanding 2,163,755 shares of the Bank’s common stock, $2.50 par value per share, which is the only class of equity securities of the Bank currently outstanding. Any holder of shares represented by a proxy which has been returned properly signed by the shareholder of record will be considered present for the purposes of determining whether a quorum exists even if such proxy contains abstentions or broker non-votes. A quorum sufficient for the conduct of business at the Meeting will consist of a majority of the outstanding shares of common stock of the Bank at the close of business on the Record Date.

Proxies including broker non-votes with respect to any matter brought to a vote will not be counted as shares voted on the particular matter as to which the broker non-vote is indicated. Therefore, broker non-votes will have no effect when determining whether the requisite vote has been obtained to pass a particular matter. However, proxies indicating “abstain” or “withhold authority” with respect to any matter brought to a vote will be counted as shares voted on the particular matter as to which the abstention or withhold authority is indicated and will have the effect of voting against the matter.

Each share of common stock is entitled to one vote on any matter submitted to the vote of the shareholders, except that in connection with the election of directors, the shares are entitled to be voted cumulatively. If, prior to the election of directors, any shareholder has given notice that he intends to cumulate his votes, then, for the election of directors only, each shareholder may cumulate votes for any nominee. Cumulative voting entitles a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, or to distribute his or her votes on the same principle between two or more nominees as he or she deems appropriate. If cumulative voting is declared at the Meeting, votes represented by proxies delivered pursuant to this proxy statement may be cumulated in the discretion of the proxy holders, in accordance with the recommendations of the Board of Directors. The eight (8) candidates receiving the highest number of votes will be elected. If for any reason any nominee is unable to serve, the Board of Directors may designate a substitute nominee, in which event the shares represented by the proxies will be voted for such substitute nominee, unless an instruction to the contrary is indicated on the proxy.

Approval of the holding company reorganization requires the affirmative vote of at least two-thirds of the outstanding shares of the Bank’s common stock.

The Bank has entered into an agreement with a principal shareholder of the Bank with respect to the voting of the shares of common stock held by such principal shareholder. (See “PRINCIPAL SHAREHOLDER”)

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

The Articles of Association of the Bank provide that the number of directors of the Bank shall be not fewer than five (5) and not more than twenty-five (25) persons. The by-laws of the Bank provide that the exact number of directors shall be fixed from time to time, within the foregoing range, by resolution duly adopted by a majority of the Bank’s full board of directors or by resolution of a majority of the shareholders at any meeting thereof. The exact number of directors is presently fixed at eight (8).

The shareholders are being asked to elect eight directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified. The first eight (8) persons named in the table below, all of whom are presently members of the Board of Directors of the Bank, will be nominated for election to serve as directors until the next Annual Meeting of Shareholders and until their successors are elected and have qualified.

In the election of directors the proxy holders intend, unless directed otherwise, to vote for the election of the nominees named below. In the event that cumulative voting is employed in the election of directors, the proxy holders intend, unless directed otherwise, to distribute the votes represented by each proxy among the nominees named below so as to elect all or as many of them as possible. In the event any of the nominees should be unable to serve as a director, it is intended that the proxy will be voted for the election of such substitute nominees, if any, as shall be designated by the Board of Directors. Management has no reason to believe that any nominee will become unavailable.

Certain of the nominees for director of the Bank have relationships with the Agua Caliente Development Authority (“ACDA”), a subordinate organization established by the Agua Caliente Band of Cahuilla Indians (“ACBCI”) in 1989 to enhance the economic development of Tribal assets for the benefit of its members. The ACBCI is a principal shareholder of the Bank. (See “PRINCIPAL SHAREHOLDER”) The Board of Directors of the ACDA consists of 11 members. Richard Shalhoub, a nominee for director of the Bank was a director of the ACDA until his term expired in June 2005. In addition, Michael D. Harris, a nominee for director, serves as general counsel to the ACDA. Further, Michael D. Harris serves as Special Counsel to the Bank with respect to Indian lending and finance matters. None of the nominees for director is a member of the ACBCI. (See “PRINCIPAL SHAREHOLDERS” and “RELATED TRANSACTIONS”)

Stock Ownership Table

The following table sets forth certain information, as of February 1, 2006, with respect to (a) members of the Board of Directors of the Bank, including persons nominated by the Board of Directors for election as directors, (b) the executive officers1 of the Bank, and (c) the directors and executive officers as a group:

(Chart and footnotes continued on following page)

[1]	As used throughout this proxy Statement, the term “executive officer” means President/Chief Executive Officer; Senior Vice President/Chief Credit Officer and; Executive Vice President/Chief Operating Officer/Chief Financial Officer.

			Common Stock Beneficially Owned As of February 1, 2006
Names and Offices Held With Bank[1]	Year First Elected or Appointed Director	Age	Number of Shares[2]	Percentage of Shares Outstanding
Mark Benedetti Director	2006	50	3,307	0.15%
Lynne C. Bushore Director	2004	49	5,378[3]	0.25%
Robert M. Fey Vice Chairman of the Board, Director	1998	63	55,090[4]	2.53%
Michael D. Harris, Sr. Chairman of the Board	1998	69	46,602[5]	2.14%
Stephen G. Hoffmann President, Chief Executive Officer, Director	1998	61	90,135[6]	4.05%
Milton W. Jones, Corporate Secretary Director	1998	75	77,326[7]	3.55%
Kipp I. Lyons, Director	1998	49	45,654[8]	2.09%
Richard Shalhoub Director	1998	63	97,008[9]	4.45%

[1]	The address of each person in the table below is c/o Canyon National Bank, 1711 East Palm Canyon Drive, Palm Springs, CA 92264.

[2]	Except as otherwise noted, may include shares held by or with such person’s spouse (except when legally separated) and minor children; shares held by any other relative of such person who has the same home; shares held by a family trust as to which such person is a trustee with sole voting and investment power (or shared power with a spouse); shares held in street name for the benefit of such person; or shares held in an Individual Retirement Account or pension plan as to which such person has pass-through voting rights and investment power.

[3]	Includes options to purchase 1,575 shares which are exercisable within 60 days.

[4]	Includes options to purchase 17,393 shares which are exercisable within 60 days.

[5]	Includes options to purchase 20,595 shares which are exercisable within 60 days.

[6]	Includes options to purchase 62,407 shares which are exercisable within 60 days.

[7]	Includes options to purchase 20,596 shares which are exercisable within 60 days.

[8]	Includes options to purchase 19,493 shares which are exercisable within 60 days.

[9]	Includes 32,560 shares owned by The Dickson Company, a partnership of which Mr. Shalhoub is the Managing Partner. Also includes options to purchase 20,596 shares which are exercisable within 60 days.

			Common Stock Beneficially Owned As of February 1, 2006
Names and Offices Held With Bank	Year First Elected or Appointed Director	Age	Number of Shares[1]	Percentage of Shares Outstanding
Jonathan J. Wick, Executive Vice President Chief Financial Officer	N/A	46	11,692[2]	0.54%
Jeffrey D. Gobble Senior Vice President and Chief Credit Officer	N/A	44	5,945[3]	0.27%
Directors and Executive Officers as a Group (10 Persons)			438,137[4]	18.74%

Background and Business Experience of Nominees for Director and Executive Officers

Nominees for Director. The following discussion provides information concerning the backgrounds and business experience of the named nominees for director of the Bank.

MARK BENEDETTI, a Palm Springs resident for the past 27 years, is the owner of Benedetti Construction Management, doing business as Tandem West Group in Palm Desert, affiliated with Tandem West Glass. He also serves as California Regional Manager for Building Materials Holding Company Framing Division, headquartered in San Francisco and is the founder of MWB Building Contractors, a Northern California firm. The recipient of the “Businessman of the Year Award” by the 44th Congressional District, Mr. Benedetti has long been active in the community, serving on the boards of the Desert Chapter of the Building Industry Association of Southern California and the California Framing Contractors’ Association. He is also an active member the Desert Contractors’ Association, the “Building Horizons” program for the Coachella Valley Boys and Girls Club, Shelter from the Storm, and the Lincoln Club. Prior to his appointment to the Board of Directors, Mr. Benedetti had served as a member of the Canyon National Bank Advisory Committee.

LYNNE BUSHORE, CPA/ABV is a 41-year Palm Springs resident and has served the financial needs of Coachella Valley clients for the past 24 years. She is founder and sole principal of Lynne Bushore Certified Public Accountants, a Palm Springs-based private accounting practice opened in 1997. Prior to starting her own firm, Ms. Bushore was senior partner at a local accounting firm for 13 years. Her expertise covers a wide spectrum of accounting specialties, including business valuations, litigation support, corporate and individual tax planning and accounting, and financial planning. She received her Bachelor of Science degree with Distinction in Accounting from San Jose State University. In 1981, she was awarded her CPA certificate, and in 1997, obtained her Accreditation in Business Valuation. Long involved in desert community service activities, Ms. Bushore currently

[1]	Except as otherwise noted, may include shares held by or with such person’s spouse (except when legally separated) and minor children; shares held by any other relative of such person who has the same home; shares held by a family trust as to which such person is a trustee with sole voting and investment power (or shared power with a spouse); shares held in street name for the benefit of such person; or shares held in an Individual Retirement Account or pension plan as to which such person has pass-through voting rights and investment power.

[2]	Includes options to purchase 10,914 shares which are exercisable within 60 days.

[3]	Includes options to purchase 3,796 shares which are exercisable within 60 days.

[4]	Includes options to purchase 177,365 shares held by directors and executive officers which are exercisable within 60 days.

serves on the Palm Springs Library Board of Trustees and is a member of the College of the Desert Foundation Planned Gift Committee. As a prior Athena Corporate Award winner, she has been selected to give inspirational speeches to young professional women’s organizations. She is also a past President of the Palm Springs Convention Center Commission and previously served as Treasurer of the Desert Roundtable.

ROBERT M. FEY has been a resident of Palm Springs for more than 40 years. Mr. Fey received an MBA in Accounting from UCLA and is a Certified Public Accountant. Over the last 25 years, Mr. Fey has been the Chairman of Fey’s Canyon Realtors. He also serves as the President of Fey’s Canyon Financial Services, a financial management company. Mr. Fey’s banking experience includes serving as Senior Real Estate Advisor of the Bank of California (1987-1993) and Chief Financial Officer of Bank of Palm Springs (1984-1987), where he also developed and managed the bank’s Mortgage and Escrow divisions. Mr. Fey is an active member of a number of civic and professional organizations, former Treasurer of the Wall of Life/City of Hope, and is currently serving as Chairman of The Smile Factory of the Tiempo de los Ninos and President of the Mizell Senior Center Endowment Fund. He also serves as Treasurer of the Jewish Federation of the Desert and is also the regional Chairman of the Planned Giving Advisory Board for the University of California Riverside. Mr. Fey is a past President of the Palm Springs Board of Realtors, and a member and past Regional Vice President of the California Association of Realtors.

MICHAEL D. HARRIS, SR., is an attorney, specializing in Indian law and business transactions. He received his Juris Doctorate degree from the University of North Carolina. For 26 years, he was a partner with the law firm of Best Best & Krieger where he served as Chairman of the Business Department, Member of the Executive Committee and for many years was the managing partner of the desert offices of Best Best & Krieger. Mr. Harris retired in 1998 and continues with the firm as Of Counsel. Mr. Harris serves as General Counsel to the Agua Caliente Development Authority and General Counsel to the Agua Caliente Cultural Museum, and as Special Counsel to the Bank with respect to Indian lending and finance matters. He has been actively involved with various civic and professional organizations, including the Boy Scouts of America where he presently serves as a member of the National Board of Directors and the chair of various national committees. He is also a member of the Board of Directors of the California Inland Empire Counsel of Boy Scouts. Mr. Harris is a member of the American, California and Riverside County Bar Associations. His previous services in the community include serving as the Chairman of the Palm Springs Planning Commission, a Director of Desert Hospital in Palm Springs and active in The Palm Springs Club and the Palm Springs Desert Museum. Mr. Harris served three years as the Chairman of the Desert Healthcare Foundation. He has also served for seven years as the National President of the United Methodist Church Scouting Association.

STEPHEN G. HOFFMANN, who has been the President and Chief Executive Officer of the Bank since its inception, moved to Palm Springs more than 17 years ago to become President and Chief Executive Officer of Palm Springs Savings Bank. He served in that capacity until September of 1996, when Palm Springs Savings Bank merged with Hemet Federal Savings and Loan Association, at which time he became President of Hemet Federal, a position he resigned in January 1997. From February 1997 until October 1997 when he resigned to become the President of the Bank, Mr. Hoffmann served as the Vice-Chairman in charge of Corporate Development at First Community Bank in Indian Wells. He also served as a Director of First Charter Bank and as a Director of Monterey Bay Bank and its holding company Monterey Bay Bancorp, Watsonville, California. Mr. Hoffmann is an active member of the Palm Springs community, involved in a variety of civic and professional organizations. He was the Treasurer and Founding Director of the Coachella Valley Economic Partnership, Founding Director of Palm Springs Economic Development Corp, a past President of the Palm Springs Chamber of Commerce, and past Director of Desert Hospital. Furthermore, he serves as Director for the following organizations: Braille Institute, Palm Springs Art Museum, United Way of the Desert and Palm Springs Charities, and also serves as Chief Financial Officer of the Frank Sinatra Celebrity Invitational. Mr. Hoffmann received an MBA in Finance/Economics and a BBA in Accounting, both from St. John’s University in New York.

MILTON W. JONES has been a resident of Palm Springs for more than 48 years. He is the President/Owner of Desert Publications, Inc., a multi-media and publishing company he has owned since 1965. Mr. Jones was the Vice Chairman of Palm Springs Savings Bank for 16 years, until the bank merged with Hemet Federal Savings and Loan Association in September 1996. Mr. Jones is an active member of the Palm Springs Desert Resorts communities, with affiliations to numerous non-profit and professional organizations. He is the past President of the Desert Press Club, and is a member of the Committee of 25 Palm Springs.

KIPP IAN LYONS had been a resident of Palm Springs for 30 years before moving to Colorado in 2000. Mr. Lyons practiced law in Palm Springs for nearly 18 years, before devoting his attention to real estate development on a full-time basis. Mr. Lyons obtained his Juris Doctorate degree from Loyola University of Los Angeles. Mr. Lyons has been involved in many civic organizations, including acting as a Director and Second Vice President of Temple Isaiah Jewish Community Center. He has also served as President of the following organizations: The Palm Springs Lions Club, The Boys and Girls Club of Palm Springs, and as Student Body President of Palm Springs High School. He is a former Director of the Jewish Federation of Palm Springs and the Desert Area, the Agua Caliente Development Authority, and the Board of Trustees of the Desert Bar Association. Mr. Lyons’ professional affiliations include his membership in the State Bar of California and the State Bar of Washington.

RICHARD SHALHOUB is the owner and operator of 16 McDonald’s restaurants, a business he started in 1984. He is directly responsible for all phases of the restaurants’ operations including training, administration, marketing, finance, and project development. Mr. Shalhoub is also President of Shalhoub Management Co., Inc. Mr. Shalhoub actively supports a number of professional and civic organizations. He is a member of the Board of Trustees for the Palm Springs Art Museum. He is the former Chairman of the Mt. San Jacinto Winter Park Authority, past President of the Palm Springs Chamber of Commerce and the Palm Desert Chamber of Commerce, and the former Vice Chairman and Director of the Agua Caliente Development Authority. Mr. Shalhoub graduated from the University of Southern California with degrees in finance and management and graduated from the Thunderbird School of International Management in Arizona.

Executive Officers. The following discussion provides information concerning the backgrounds and business experience of the executive officers of the Bank (other than those executive officers who are also directors of the Bank as described above).

JONATHAN J. WICK commenced his service with the Bank as its Senior Vice President and Chief Financial Officer at the Bank’s inception in March 1998, and was named the Bank’s Executive Vice President, Chief Operating Officer and Chief Financial Officer in 2004. From September 1997 through March 1998, Mr. Wick was the Chief Financial Officer of Mid Valley Bank in Red Bluff, California. From September 1996 through August 1997, Mr. Wick was the First Vice President of the Hemet Federal Savings and Loan in Hemet, California. From 1989 through September 1996, Mr. Wick was the Senior Vice President and Chief Financial Officer of the Palm Springs Savings Bank, FSB in Palm Springs, California. He received a Bachelor of Science degree in Public Accounting in 1982 from St. Cloud State University in St. Cloud, Minnesota. Mr. Wick is a former member of the Board of Directors of Palm Springs Savings Bank and Our Saviors Community Church and formerly served on the Board of Governors and Executive Committee of the Desert Healthcare Foundation and as its Treasurer.

JEFFREY D. GOBBLE commenced his service with the Bank as its Vice President/Commercial Loan Officer in January 2002. Mr. Gobble was promoted to Vice President/Senior Commercial Loan Officer in May 2004 and then in June 2005 to Senior Vice President/Chief Credit Officer. Prior to his service with the Bank, he spent seven years in Boulder, Colorado as Vice President/Senior Commercial Loan Officer for First National Bank of Boulder County and Colorado National Bank. Mr. Gobble has more than 20 years of banking experience. He graduated in 1983 with a Bachelor of Science degree in Business Administration from Saint Ambrose University in Davenport, Iowa. Mr. Gobble currently is a member of the Board of Directors of the Palm Springs Chamber of Commerce and the President of the Palm Springs Economic Development Corporation.

Nominations by Shareholders

Nominations for director other than those set forth herein may be made in accordance with Article Fourth of the Bank’s Articles of Association and with relevant Federal law. The procedures whereby nominations for election to the Board may be made by any shareholders are set forth in Section 1.3 of the By-Laws, which provides:

“Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of voting stock of the association entitled to vote for the election of directors. Notice of intention to make any nominations, other than by the Board of Directors, shall be made in writing and shall be received by the President of the association not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than 21 days’ notice of the meeting is given to shareholders, such notice of intention to nominate shall be mailed or delivered to the President of the association not later than the close of business on the 7th day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: (A) the name and address of each proposed nominee; (B) the principal occupation of each proposed nominee; (C) the number of shares of voting stock of the association owned by each proposed nominee; (D) the name and residence address of the notifying shareholder; and (E) the number of shares of voting stock of the association owned by the notifying shareholder. Nominations not made in accordance herewith shall be disregarded by the chairman of the meeting, and the inspectors of election shall then disregard all votes cast for each such nominee.”

Board Committees and Other Corporate Governance Matters

During 2005, the Board of Directors of the Bank held sixteen meetings. Each director attended at least 75% of the meetings of the Board of Directors and all committees on which such director served. The Board has determined that a majority of the Bank’s current directors are “independent” as that term is defined by applicable Nasdaq rules. Specifically, the Board has determined that all of its directors other than Stephen G. Hoffmann and Milton Jones are independent.

The Bank has, among others, a standing Audit Committee, Compensation Committee and Nominating Committee.

The Compensation Committee: The Compensation Committee of the Board of Directors approves the employment of executive officers, and recommends the compensation for all executive officers and considers and makes recommendations to the Board of Directors concerning incentive compensation plans and equity-based plans in which directors and executive officers may be participants. The Compensation Committee consists of directors Shalhoub (Chairman), Lyons, Bushore, and Jones. The Compensation Committee met three times during 2005.

The Nominating and Corporate Governance Committee: The Nominating and Corporate Governance Committee nominates directors for election at the annual meeting of shareholders. The Bank does not pay fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. The Nominating and Corporate Governance Committee consists of directors Fey, Jones and Lyons (Chairman). The Nominating and Corporate Governance Committee met six times during 2005. All members of the Nominating and Corporate Governance Committee are independent directors other than Milton Jones. Mr. Jones fails to qualify as an independent director of the Bank due to the receipt of certain fees paid by the Bank to his advertising and public relations firm for media costs and services rendered to the Bank. In addition, Milton Jones serves as Secretary of the Bank, although he receives no compensation for such service. (See “RELATED TRANSACTIONS”) In determining the independence of members of the Nominating and Corporate Governance Committee, the Bank used the definition of independence set forth in Nasdaq’s listing standards. A copy of the current charter for the Nominating committee is included as Appendix B to this proxy statement/prospectus.

Board Nominees: The Board believes that all nominees for director should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Bank’s shareholders. Prior to making any recommendations concerning the nomination of directors for each year’s annual meeting, the Nominating Committee shall:

•	Evaluate the performance and attendance records of the current Board members proposed for reelection, and on that basis consider the appropriateness of such members standing for reelection;

•	Review the composition and size of the Board in order to ensure that the Board is comprised of members reflecting the proper expertise, skills, attributes and personal and professional backgrounds for service as directors of the Bank;

•	Review and consider any additional requests from outside parties to serve as directors;

•	If a new nominee is needed, determine the specific skills and experience desired in a new director; and

•	In such case, identify potential nominees who have such skills and experience, determine whether the potential nominees are shareholders of the Bank, investigate the potential nominee’s background, develop personal knowledge about the candidate, develop a consensus of the directors with respect to which potential nominee would be best suited for the position, determine whether the candidate is interested, and vote on the recommended nominee.

In identifying and evaluating potential nominees, the Nominating Committee shall consider recommendations from directors, officers and employees of the Bank, as well as persons recommended by shareholders, and shall evaluate persons recommended by directors, officers or employees in the same manner as those recommended by shareholders in selecting Board nominees.

Effective February 1, 2006 the Board of Directors of the Bank appointed Mark Benedetti to the Board of Directors to fill the vacancy created by the death of Thomas Suitt. Mr. Benedetti was formerly a member of the Bank’s Advisory Board and was therefore known to the Bank’s Board. Mr. Benedetti and his affiliates are also significant customers of the Bank. (See “HISTORY AND BUSINESS OF CANYON NATIONAL BANK – General”)

Directors Qualifications: In considering possible candidates for election as a director, the Nominating Committee shall be guided by the principle that each director should:

•	Be an individual of the highest ethical character and integrity.

•	Be free of any conflict of interest which would interfere with the proper performance of the responsibilities of a director.

•	Have the ability and willingness to devote sufficient time to the Bank’s affairs.

•	Have a meaningful financial stake in the Bank (at least $100,000) so as to assure that every director’s interests are aligned with those of the shareholders.

•	Have an excellent personal and professional reputation in and commitment to one or more communities in which the Bank does business.

•	Have an inquiring mind, a willingness to ask hard questions, and the ability to work constructively with others.

•	Have the capacity and desire to represent the best interests of the shareholders as a whole and not primarily a specific interest group or constituency.

In considering the desirability of any particular candidate as a potential director, the Nominating Committee shall also consider the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Bank. While the Nominating Committee believes that every director should possess as many as possible of the above attributes, it has not established any specific group of such attributes as “minimum qualifications” for serving as a director.

Consideration of Shareholder Recommendations: In considering any additional requests from outside parties to serve as directors, including parties recommended by shareholders, the Nominating Committee shall follow the same principles outlined above, and shall request of any potential nominee such information as the Nominating Committee deems necessary to evaluate that individual’s qualifications to serve as a director of the Bank.

A shareholder wishing to submit recommendations for director candidates for election at an annual meeting of shareholders must do so in writing by December 15 of the previous calendar year, and must include the following in the written recommendation:

•	A statement that the writer is a shareholder and is proposing a candidate for consideration.

•	The name and contact information for the candidate.

•	A statement of the candidate’s business and educational experience.

•	Information regarding the candidate’s qualifications to be director.

•	The number of shares of the Bank’s stock owned either beneficially or of record by the candidate and the length of time such shares have been so owned.

•	The written consent of the candidate to serve as a director if nominated and elected.

•	Information regarding any relationship or understanding between the proposing shareholder and the candidate.

•	A statement that the proposed candidate has agreed to furnish the Bank all information the Bank deems necessary to evaluate such candidate’s qualifications to serve as a director.

•	As to the shareholder giving the notice:

•	the name and address of the shareholder; and

•	the number of shares of the Bank’s stock which are owned beneficially or of record by the shareholder.

Nominations by Shareholders: The procedures for nominating directors (as opposed to making recommendations to the Board), other than by the Board of Directors itself, are set forth in the Bank’s Bylaws as set forth above in “Proposal 1 – Election of Directors – Nominations by Shareholders.”

The Audit Committee: The Audit Committee oversees the Bank’s financial reporting on behalf of its Board of Directors. It appoints and evaluates the Bank’s independent auditors and determines the compensation for the independent auditors. The Audit Committee reviews with the independent auditors the proposed scope of, fees for, and results of, the annual audit. It reviews the system of internal accounting controls and the scope and results of internal audits with the independent auditors and the Bank’s management. It pre-approves the audit and permissible non-audit services provided by the independent auditors, and the effect of permissible non-audit services, if any, on the independence of the independent auditors. The Bank’s Audit Committee consists of directors Bushore, Fey, Lyons and Shalhoub (Chairman).

The Board of Directors has determined that each member of the Audit Committee has sufficient accounting or related financial management expertise to serve on the Committee and that Robert M. Fey meets the qualifications of an “audit committee financial expert” as such term is defined in the rules and regulations of the Securities and Exchange Commission. The Audit Committee met six times during 2005. The members of the Audit Committee are all independent directors. In determining the independence of the members of the Audit Committee, the Bank used the definition of independence set forth in Nasdaq’s listing standards. A copy of the current charter for the Audit Committee is included as Appendix C to this proxy statement/prospectus.

Code of Conduct: The Bank has adopted a Code of Conduct applicable to all of its directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code sets forth the Bank’s values and expectations regarding ethical and lawful conduct and is also intended to deter wrongdoing and to promote honest and ethical conduct and compliance with applicable laws and regulations.

Shareholder Communications with Directors: Shareholders and other interested parties may communicate directly with the Board or with any individual director of the Bank by writing to the Board or such individual director in care of the Corporate Secretary, Canyon National Bank, 1711 E. Palm Canyon Drive, Palm Springs, CA 92264. The Corporate Secretary will forward all written communications, except those clearly of a marketing nature, to the Chairman of the Board in the case of communications addressed to the entire Board or to the individual directors to whom they are addressed.

Director Attendance at Annual Meetings: To show their support for the Bank and to facilitate and encourage communications between the Bank’s shareholders and the directors, directors are encouraged to attend shareholder meetings. All of the Bank’s directors were present at the Annual Meeting of Shareholders held in 2005

PRINCIPAL SHAREHOLDER

The ACBCI owns an aggregate of 918,922 shares of common stock, representing approximately 42.5% of the issued and outstanding shares of the Bank at December 31, 2005. Except for the shares owned by the ACBCI, Management knows of no other person or group who beneficially owns more than 5% of the outstanding common stock of the Bank. The ACBCI, which presently consists of approximately 418 members, was first recognized by an executive order, dated December 27, 1875, executed by President Grant. The ACBCI was subsequently reorganized under the terms of the Indian Reorganization Act of 1934. It operates as a sovereign, federally recognized Indian tribe under a constitution and bylaws approved in 1995. The ACBCI is a substantial land owner and has substantial business interests in the Coachella Valley, including the Spa Resort Casino and the Agua Caliente Casino.

In connection with the organization of the Bank, the Bank and the ACBCI entered into a Voting and Stock Transfer Agreement, dated as of February 19, 1998, governing the voting and the transfer of the shares of the Bank owned by the ACBCI (the “Voting Agreement”). The provisions of the Voting Agreement apply to all shares of the Bank held by the ACBCI (“Subject Shares”), whenever and however acquired during its term. The Voting Agreement terminates as to any Subject Share upon its sale in compliance with the provisions of the Voting Agreement and the receipt of any necessary regulatory approvals from federal banking agencies. It will terminate as to all Subject Shares once the ACBCI, including its subordinate organizations and affiliates, holds less than 10% of the total outstanding shares of the Bank. Subject to receipt of any prior approval of any federal banking authority required to approve any change in control resulting from such termination, the Agreement may also be terminated in its entirety (a) upon written agreement of the Bank and the ACBCI; and (b) at the election of the ACBCI in the event the Bank shall fail to satisfy any minimum regulatory capital standard imposed under federal banking law or by any capital directive, regulatory agreement or order respecting the Bank issued by any federal banking authority, including the Comptroller of the Currency, as of the end of two consecutive calendar quarters.

As long as shares remain Subject Shares under the Voting Agreement, they will be represented and voted at each meeting of shareholders proportionally with the shares held by other shareholders represented and voted at the meeting. The effect of this requirement is that during the term of the Voting Agreement the ACBCI will not independently vote its shares, and the results of any vote of shareholders, including the vote of shareholders with respect to actions to be taken at the upcoming annual meeting of shareholders, will be determined solely by shareholders other than the ACBCI. In connection with the reorganization, the ACBCI, the Bank and Canyon Bancorp have entered into an amendment to the Voting Agreement which provides that all of the provisions of the Voting Agreement will continue to apply to the shares of Canyon Bancorp owned by the ACBCI once they are exchanged for shares of the Bank in connection with the reorganization.

EXECUTIVE COMPENSATION

The following table sets forth certain summary compensation information for the past three fiscal years, with respect to the President and Chief Executive Officer of the Bank, and the other executive officers of the Bank whose total annual compensation paid, accrued or distributed for the fiscal year ended December 31, 2005, exceeded $100,000, or would have exceeded $100,000 if the executive officer was serving as an executive officer for all of 2005. (the “Named Executive Officers”):

Summary Compensation Table

Annual Compensation
Name and Principal Position	Year	Salary		Bonus		All Other Compensation		Long Term Compensation
Stephen G. Hoffmann, President and Chief Executive Officer	2005 2004 2003	$ $ $	214,847 202,408 196,950	$ $ $	75,000 65,000 55,000	$ $ $	39,891[1] 30,577[1] 25,254[1]	$ $ $	113,821[2] 88,866[2] 111,191[2]
Jonathan J. Wick, Executive Vice President, Chief Operating Officer and Chief Financial Officer	2005 2004 2003	$ $ $	125,320 109,100 103,050	$ $ $	50,000 40,000 30,000	$ $ $	3,684[3] 3,273[3] 3,092[3]	$ $ $	11,396[4] 15,444[4] 19,332[4]

Employment Agreements

The Bank entered into an employment agreement with Stephen G. Hoffmann prior to its commencement of operations in 1998 pursuant to which agreement it retained Mr. Hoffmann to serve as its President and Chief Executive Officer. The employment agreement automatically renews on a year-to-year basis unless the Bank gives notice of its intention not to extend the term of the agreement within sixty (60) days of its then-scheduled expiration date. Pursuant to the employment agreement, Mr. Hoffmann receives an annual base salary of not less than $160,000, which amount may be increased by merit increases. In addition, Mr. Hoffmann may receive a discretionary bonus under the employment agreement. Further, pursuant to the employment agreement, Mr. Hoffmann is also reimbursed for lease payments on an automobile and receives standard and customary medical and dental insurance benefits. Additionally, upon his termination of employment, Mr. Hoffmann is entitled to severance benefits equal to ninety (90) days of his then current base salary. Pursuant to the employment agreement, Mr. Hoffmann was also granted, from the Bank’s 1998 Stock Option Plan, a ten-year option to purchase 4% of the total shares issued and outstanding upon the opening of the Bank, which options vested as to 25% of the shares covered thereby upon the opening of the Bank on July 10, 1998, and 25% on each of the next three anniversaries of such date.

Salary Continuation Agreements

Each of Stephen G. Hoffmann, the Bank’s President and Chief Executive Officer, and Jonathan J. Wick, the Bank’s Executive Vice President, Chief Operating Officer and Chief Financial Officer, has entered into a Salary Continuation Agreement with the Bank dated September 1, 2003. Each of the Salary Continuation Agreements

[1]	Includes lease payments on a vehicle or value of vehicle purchased for the Executive, the Bank’s contribution to a Simple IRA and payment of a country club membership fee.

[2]	Represents accruals by the Bank in connection with Mr. Hoffmann’s Salary Continuation Agreement.

[3]	Represents Bank’s contribution to a Simple IRA

[4]	Represents accruals by the Bank in connection with Mr. Wick’s Salary Continuation Agreement.

provides that the executive officer will receive benefits for a period of 15 years upon retirement. The annual benefit for each of Messrs. Hoffmann and Wick is $60,000 per year starting at age 65. In the event of termination of employment before the retirement age of 65 other than for reason of death or due to a termination of employment for cause, each of Mr. Hoffmann or Wick will receive, upon reaching age 65, that portion of his respective benefits as had vested as of the early termination date. In the case of Mr. Hoffmann, benefits were 60% vested at December 31, 2005, and will continue to vest at the rate of 20% per year until fully vested; provided that such benefits will be 100% vested in the event of a termination of employment upon a change in control. In the case of Mr. Wick, benefits were 25% at December 31, 2005 and will continue to vest at the rate of 8.33% per year until fully vested; provided that such benefits will be 100% vested in the event of a termination of employment upon a change in control. In the event of death prior to retirement, the executive’s beneficiary will be entitled to receive benefits for a period of 15 years after executive’s death equal to 100% of the vested benefit the executive would have been entitled to should his employment otherwise have been terminated in the year in which the death occurs.

In the event of a merger, transfer of more than 50% of the Bank’s voting common stock or other change in control transaction in which the executive’s employment is terminated, the retirement benefits under the Salary Continuation Agreements will become immediately vested at $60,000 per year for each of Mr. Hoffmann and Wick, which benefits shall be payable for a fifteen year period commencing with the normal retirement age of 65. Any successor or acquirer of the Bank is obligated to assume all of the terms and conditions of each Salary Continuation Agreement. The amounts accrued by the Bank for each of Messrs. Hoffmann and Wick for 2005 are set forth in the Summary Compensation Table above. See “Executive Compensation.”

Stock Options

All outstanding stock options have been granted under stock option plans that have been approved by the Bank’s shareholders. Options to purchase an aggregate of 236,931 shares of the common stock of the Bank, with an average exercise price of $8.48 per share, were outstanding under the Bank’s 1998 and 2000 Stock Option Plans as of December 31, 2005. The Bank has no outstanding stock appreciation rights.

In 2005, the Named Executive Officers were granted options to purchase shares of Common Stock under the Bank’s 2000 Stock Option Plan as set forth below.

Options Grants In Last Fiscal Year to Named Executive Officers

Name	Number of Securities Underlying Options Granted[1]	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/sh)	Expiration Date
Stephen G. Hoffmann	1,575	8.2%	$24.05	6/28/15
Jonathan J. Wick	1,575	8.2%	$24.05	6/28/15

The following table sets forth certain information regarding the fiscal year-end value of unexercised options held by the Named Executive Officers and certain other information.

Fiscal Year End Option Values of Named Executive Officers

Name	Shares Acquired On Exercise (#)	Value Realized	Number of Unexercised Options at Fiscal Year End (#)	Value of Unexercised In -the-Money Options at Fiscal Year End ($)[2]
			Exercisable/ Unexercisable	Exercisable/ Unexercisable
Stephen G. Hoffmann	9,082	$182,666	62,406/0	$1,250,020/0
Jonathan J. Wick	4,200	$85,444	10,913/0	$165,384/0

Compensation of Directors

Non-employee members of the Bank’s Board of Directors received a fee of $2,000 per month for their service as directors in 2005. Commencing in 2006, this fee was increased to $2,250 per month. The Bank does not provide additional compensation to its directors for their service on the committees of the Board. The Bank pays health insurance premiums for its qualified active and inactive directors who participate in the Bank’s health insurance plan. The Bank also reimburses its directors for Bank-related travel, seminars, meals and other expenses and may grant stock options to directors from time to time.

In 2005, each of the Bank’s non-employee directors were granted options to purchase 1,575 shares of Common Stock under the Bank’s 2000 Stock Option Plan at an exercise price of $24.05 per share, all of which options expire on June 28, 2015. All of these options became 100% vested at December 31, 2005

[1]	The options were 100% vested at December 31, 2005.

[2]	Based upon the bid price of the Bank’s common stock of $25.00 per share, as reported on the OTC Bulletin Board on December 31, 2005.

RELATED TRANSACTIONS

In October, 2002 the Bank took over the operations of the former office of Trust Enforcement Service Activities (“TESA”) of the ACBCI, which is a principal shareholder of the Bank. The functions which the Bank took over from TESA are performed by the Bank pursuant to a year-to-year contract with the ACBCI and include (i) real property documenting services with respect to transfers of real property held by individual members of the ACBCI (“Allocated Reservation Land”) and (ii) check collection accounting services with respect to accounting for lease payments on behalf of landlords with respect to certain Allocated Reservation Land.

The Bank has a full service branch office located in the same building complex in which its TESA personnel perform lease administration activities. The Bank pays the ACDA an aggregate amount of $7,395 per month for lease of the space for this branch office and the TESA office. Other than these rental payments the Bank makes to the ACDA, a subordinate organization of the ACBCI, the Bank makes no payments to, and provides no other compensation to, the ACBCI or the ACDA.

From time to time the Bank sells participations in loans to the ACDA, to which loans the Bank maintains the servicing rights. During 2004 and 2005 the Bank sold participations in loans to the ACDA. At December 31, 2004 and December 31, 2005, the outstanding balances in these loans were $439,375 and $1,279,141, respectively, which loans the bank services for the ACDA. The Bank services 12 ATMs owned by the ACBCI or related entities. The Bank receives revenues from its servicing activities with respect to these ATMs.

Richard Shalhoub, a former director of the ACDA, is also a nominee for director of the Bank. In addition, Michael D. Harris, the Bank’s Chairman of the Board and nominee for director, serves as general counsel to the ACDA, and Special Counsel to the Bank with respect to Indian lending and finance matters. Transactions between the ACBCI, its affiliates, and the Bank are limited by the terms of commitment letters between the ACBCI and the federal banking authorities, which commitment letters provide, among other things, that the ACBCI shall be subject to certain federal banking laws which laws provide, among other things, that transactions between the Bank and the ACBCI and affiliates of the ACBCI must be on terms at least as favorable to the Bank as could be obtained by the Bank from an unrelated third party. In contemplation of the reorganization, the ACBCI has entered into a similar commitment letter with the Federal Reserve Board. See “Principal Shareholder.”

During 2005 and 2004, the Bank paid an aggregate of $158,928 and $86,520, respectively, for marketing and public relations services and media costs to the advertising and public relations firm of which Milton Jones, a director of the Bank, is the President and owner.

It is anticipated that the directors and officers of the Bank, and the companies with which they are associated, will have banking transactions with the Bank in the ordinary course of business. It is the firm intention of the Board of Directors that any loans and commitments to lend included in such transactions will be made in accordance with all applicable laws and regulations and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2005 with management. The Audit Committee has also discussed with the Bank’s independent auditors the matters required to be discussed by SAS 61. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, and has discussed with the independent auditors the independence of the independent auditors. Based on a review and discussion of the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Bank’s Annual Report on Form 10-KSB for the 2005 fiscal year for filing with the Comptroller of the Currency. The Audit Committee has also considered whether the amount and nature of the non-audit services provided by Vavrinek, Trine, Day & Co., LLP is compatible with the auditor’s independence.

Submitted by

The Audit Committee:

Lynn C. Bushore

Robert M. Fey

Kipp I. Lyons

Richard Shalhoub (Chairman)

The Bank’s Auditors and Audit Fees

It is the current intention of the Bank’s Audit Committee to select and retain Vavrinek, Trine, Day & Co., LLP as independent auditors of the Bank for the current year. Vavrinek, Trine, Day & Co., LLP conducted the audit for the year ended December 31, 2005. A representative of Vavrinek, Trine, Day & Co., LLP is expected to be present at the Meeting and will have an opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

The Audit Committee pre-approves all audit and permissible non-audit services to be performed by the Bank’s independent auditors. The Bank’s independent auditor may provide only those services pre-approved by the Audit Committee or its designated subcommittee. The Audit Committee annually reviews and pre-approves the audit, review, attest and permitted non-audit services to be provided during the next audit cycle by the Bank’s independent auditor. To the extent practicable, at the same meeting the Audit Committee also reviews and approves a budget for each of such services. The term of any such pre-approval is for the period of the annual audit cycle, unless the Audit Committee specifically provides for a different period.

Services proposed to be provided by the Bank’s independent auditor that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the Audit Committee or its designated subcommittee. Additionally, fees for previously approved services that are expected to exceed the previously approved budget must also be pre-approved by the Audit Committee or its designated subcommittee.

The Audit Committee may form and delegate to a subcommittee, composed of one or more of its members, the authority to grant specific pre-approvals under its policy with respect to audit, review, attest and permitted non-audit services, provided that any such grant of pre-approval shall be reported to the full Audit Committee no later than its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre-approve services performed by the Bank’s independent auditor to management.

The aggregate fees billed by the Bank for the fiscal years ended December 31, 2004 and 2005 by the Bank’s principal accounting firm, Vavrinek, Trine, Day & Co., LLP, were as follows:

	2004	2005
Audit fees	$50,240	66,000
Audit related fees	0	0
Tax fees	$9,900	6,500
All other fees	0	0

Total	$60,140	72,500

None of the fees paid to the Bank’s independent auditors during 2004 and 2005 were paid under the de minimis safe harbor exception from pre-approval requirements. The Audit Committee has concluded that the provision of non-audit services listed above is compatible with maintaining the independence of Vavrinek, Trine & Day & Co., LLP.

PROPOSAL NO. 2 – BANK HOLDING COMPANY REORGANIZATION

Your Board of Directors has approved a plan of reorganization under which the business of the Bank will be conducted as a wholly-owned subsidiary of Canyon Bancorp and each outstanding share of the Bank’s common stock will be converted into one share of Canyon Bancorp’s common stock. The details of the reorganization are set forth in the Plan of Reorganization between the Bank and Canyon Bancorp which is attached as Appendix “A” hereto. Your Board of Directors has unanimously approved the reorganization agreement and recommends a vote “FOR” the proposed reorganization.

Reasons for the Reorganization

We believe that a holding company structure will better position us to compete in the markets that we serve by providing greater corporate and financial flexibility in conducting our business. Examples are:

•	increased flexibility with respect to engaging in non-bank activities or acquiring or establishing other businesses related to banking;

•	increased structural alternatives for acquisitions;

•	more alternatives for raising capital and access to debt markets; and

•	greater flexibility regarding redemption of stock.

First, the reorganization may make it easier for us to engage in certain non-bank activities and to take advantage of future changes in the laws and regulations governing banks and bank-related activities. For example, since 1997, there has been a significant expansion of permissible non-banking activities for bank holding companies and subsidiaries thereof in a wide variety of areas. While an adequately capitalized national bank would be permitted to engage in these activities, it would generally not be able to invest in the stock of other corporations that engage in such activities (other than majority owned subsidiaries). In addition, while there can be no guarantee that this will happen, opportunities may arise in the future for bank holding companies which would not be available to banks. The bank holding company corporate structure may prove valuable in taking advantage of any such new opportunities that may be made available in the future.

The reorganization would also enable us to take advantage of certain provisions of the Gramm-Leach-Bliley Act which, in March 2000, eliminated most barriers to affiliations among banks and securities firms, insurance companies, and other financial service providers, and enabled full affiliations to occur between such entities. This new legislation permits qualified bank holding companies to become “financial holding companies” and thereby acquire securities firms and insurance companies and engage in other activities that are financial in nature. Canyon Bancorp has filed an election to become a financial holding company as part of its regulatory notification to the Federal Reserve Board in connection with the reorganization. While Canyon Bancorp has no current intention to affiliate with any securities firm, insurance company or other financial service provider, it may choose to do so in the future. Following the reorganization, Canyon Bancorp may consider engaging in activities which are permissible for a bank holding company or a financial holding company, such as insurance agency or brokerage activities, provided that engaging in such activities is deemed by the Board of Directors to be in the best interests of Canyon Bancorp and its shareholders.

A bank holding company structure would also provide more financing alternatives to subsidiaries of the holding company, particularly under changing conditions in financial markets. Traditionally, bank holding companies have had greater access to institutional debt markets than banks and are not subject to certain borrowing restrictions which apply to banks (except for regulatory debt-to-equity ratio and policies and considerations of safety and soundness). To provide capital to one of its subsidiaries, a holding company might borrow in reliance on its consolidated financial condition, and not just the financial condition of the affected subsidiary, without the need to sell additional common stock or other equity securities. However, due to our asset size, we will be required to meet all applicable capital requirements on a consolidated basis, so that the holding company would not be able to borrow money to infuse capital into Canyon National Bank in order to increase Canyon National Bank’s capital levels, if the resulting capital ratios on a consolidated basis were insufficient. (Canyon Bancorp could, however, infuse such capital for purposes of increasing Canyon National Bank’s legal lending limit or in situations where bank regulators might require a higher leverage capital ratio for Canyon National Bank than the Federal Reserve Board would require for the holding company.) At present, neither Canyon National Bank nor Canyon Bancorp has any present plans to borrow funds for the use of or to contribute to any subsidiary of Canyon Bancorp. There can be no assurance, however, as to the method or type of financing arrangements that will be available to Canyon Bancorp if the reorganization is completed.

In addition, the bank and thrift industry has been undergoing a period of consolidation for some time. We believe that the holding company structure may make it easier for us to respond quickly to take advantage of expansion opportunities which are in our shareholders’ best interests. For instance, as a bank, we cannot own a separate bank or thrift institution, but Canyon Bancorp could acquire and operate another institution as a separate entity. Also, holding companies can acquire effective control of other banks by purchasing substantially less than 100% of the target bank, which is considerably cheaper than acquisitions by banks, which must involve 100%. Acquisitions by holding companies may also enjoy certain tax and/or accounting-related advantages regarding acquisition premiums and/or acquisition debt, although no assurance can be given that such advantages will continue to apply in the future.

Finally, the holding company structure would provide greater flexibility in the area of repurchasing our securities. Currently, we are permitted to repurchase our stock, but only with the prior approval of the OCC and the approval of two-thirds of the Bank’s shareholders, and subject to applicable restrictions and requirements imposed by the OCC. Canyon Bancorp, on the other hand, would be permitted to repurchase its stock by action of the Board of Directors, subject to any limitations imposed by the rules and regulations of the Federal Reserve Board and the limitations on dividends under applicable state law. Current policies of the Federal Reserve Board would require Canyon Bancorp to notify the Federal Reserve Board of any proposed repurchase which (including all purchases or redemptions of its equity securities during the 12 months preceding the date of notification) would equal or exceed 10% of Canyon Bancorp’s consolidated net worth as of the date of such notice. Repurchases of less than this amount would require no regulatory notification. (The Federal Reserve Board may permit repurchases in excess of this amount if it determines that the repurchase would not constitute an unsafe or unsound practice and that it would not violate any applicable law, rule, regulation or order, or any condition imposed by, or written agreement with, the Federal Reserve Board. At present, neither the Bank nor Canyon Bancorp has any plans to repurchase its common stock.) However, such notice and approval is not required for a bank holding company that would be treated as “well capitalized” under applicable regulations of the Federal Reserve Board, that has received a composite “1” or “2” rating at its most recent bank holding company inspection by the Federal Reserve Board, and that is not the subject of any unresolved supervisory issues.

Description of the Plan of Reorganization

Canyon Bancorp has been organized at the direction of the Bank. Pursuant to the terms of the Plan of Reorganization, on the effective date of the reorganization, the Bank’s shareholders will automatically become shareholders of Canyon Bancorp, with each share of the Bank’s common stock held by them being converted into one share of Canyon Bancorp’s common stock. The 100 outstanding shares of Canyon Bancorp held by Stephen G. Hoffmann, which are currently the holding company’s only outstanding shares, will be redeemed for nominal consideration of $1,000, and the Bank will issue 100 shares to Canyon Bancorp so that Canyon Bancorp will own 100% of the issued and outstanding shares of the Bank. The Bank will continue to operate under its existing Certificate of Authority issued by the OCC. The new shareholders of Canyon Bancorp will have essentially the same rights as they currently have as shareholders of the Bank, but as they will no longer be shareholders of the Bank, they will not be entitled to vote on matters requiring the approval of the Bank’s shareholders. (See “ — Comparison of Rights of Shareholders of Canyon Bancorp and Canyon National Bank”)

Upon consummation of the reorganization, outstanding certificates for shares of the Bank’s common stock will represent shares of Canyon Bancorp’s common stock. Following the close of the reorganization, the Bank will notify each shareholder of the consummation and give each shareholder an opportunity to present his or her certificate to Canyon Bancorp for a new certificate evidencing shares of Canyon Bancorp common stock if desired. Unless and until exchanged, the certificates for shares of the Bank’s common stock will represent the shares of Canyon Bancorp common stock into which the shares of the Bank’s common stock have been converted.

Consummation of the reorganization requires: the affirmative vote of two-thirds of the issued and outstanding shares of common stock of the Bank and the affirmative vote of consent of a majority of the issued and outstanding shares of Canyon Bancorp; the approval by the Federal Reserve Board of Canyon Bancorp’s application to become a bank holding company; the approval of the OCC of the reorganization; and the fulfillment of certain other legal requirements. It is anticipated that the effective date of the reorganization will be in May 2006 or after the receipt of all governmental approvals required for the reorganization and the expiration of any applicable waiting periods related thereto, whichever is later.

If any action, suit or proceeding should be threatened or instituted with respect to the proposed reorganization, the Bank’s Board of Directors reserves the right, in its sole discretion, to terminate the transaction at any time before the effective date. Moreover, if for any other reason the consummation of the reorganization is inadvisable in the opinion of the Boards of Directors of the Bank or Canyon Bancorp, the reorganization may be terminated by any of them either before or after the Bank’s shareholders vote to approve the reorganization. If the holders of two-thirds of the issued and outstanding shares of the Bank should fail to approve the reorganization, the conditions and legal requirements to consummate the reorganization are not satisfied or fulfilled, or the transaction is otherwise terminated as provided above, the business of Canyon National Bank would continue to operate under the ownership of its then-existing shareholders.

Costs of Reorganization

If the reorganization is consummated, the costs of the reorganization, presently estimated to be approximately $57,500, will be assumed and paid, to the extent properly allocated, by Canyon Bancorp and the Bank. In the event the reorganization is not consummated, such costs as have been incurred, including the cost of organizing Canyon Bancorp, will be assumed and paid by the Bank.

Accounting Treatment

The proposed transaction is a reorganization with no change in ownership interests in that 100% of the Bank’s outstanding common stock is to be exchanged for 100% of the outstanding common stock of Canyon Bancorp. Because there will be no change of ownership, the consolidated financial statements of Canyon Bancorp and the Bank will retain the former basis of accounting of the Bank and will initially be substantially identical to the Bank’s financial statements prior to the reorganization.

Rights of Dissenting Shareholders

Under applicable law, a shareholder of the Bank who votes against the reorganization, or who has given notice in writing to the Bank at or prior to the meeting that they dissent from the reorganization, will be entitled to receive in cash the value of the shares held by that shareholder if, and when, the reorganization is consummated, upon written request made to Canyon Bancorp at any time before thirty days after the date of consummation of the reorganization, accompanied by the surrender of their stock certificates.

The value of a dissenting shareholder’s shares shall be determined as of the effective date of the reorganization by an appraisal made by a committee of three persons, one to be selected by majority vote of the dissenting shareholders entitled to receive the value of their shares, one by the directors of Canyon Bancorp and the third by the other two. The valuation agreed upon by any two of the three appraisers shall govern. If, however, the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment for his shares of Bank common stock, such dissenting shareholder may appeal to the OCC, which will cause a new, final and binding appraisal to be made of the value of the shares. If, within ninety days from the date of consummation of the reorganization, for any reason one or more of the appraisers is not selected, or the appraisers fail to determine the value of such shares, the OCC will, upon written request of any interested party, cause an appraisal to be made. Shareholders of the Bank who have perfected their dissenters’ rights in accordance with applicable law will have no rights to receive shares of Canyon Bancorp common stock.

The foregoing description is only a summary and is qualified in its entirety by reference to 12 U.S.C. Section 215a-2(c) and 12 U.S.C. Section 215a(b)-(d) of the United States Code, a copy of which is included in Appendix D. Also attached as part of such Appendix is a copy of a Banking Circular which discusses the OCC’s appraisal procedures. Shareholders of the Bank are urged to read this Appendix and consult with an advisor prior to exercising dissenters’ rights.

Issuance of Securities and Restrictions on Resale by Affiliates

The offer and sale of Canyon Bancorp’s common stock in connection with the reorganization will be exempt from registration under federal law pursuant to the provisions of Section 3(a)(12) of the Securities Act of 1933, as amended (the “Securities Act”). That section provides that securities issued in connection with the reorganization of a bank to form a holding company are exempt from registration, provided the reorganization meets specified requirements (all of which will be met in this case). The stock issued by Canyon Bancorp in the reorganization will also be exempt from qualification under the California Corporate Securities Law (the “CSL”) pursuant to Section 18(b) of the Securities Act and Section 25100.1 of the CSL. Resales of such securities may be made in accordance with applicable non-issuer transaction exemptions under the CSL.

Under federal securities laws, the stock exchanged in the reorganization will be freely tradable by “non-affiliates,” but will be subject to certain restrictions in the case of “affiliates”. “Affiliates” may include officers and directors of the Bank or Canyon Bancorp, as well as any shareholders who own 10% or more of Canyon Bancorp’s outstanding stock. Canyon Bancorp stock held by “affiliates” can be sold only if such shares are registered or transferred in a transaction exempt from registration under the Securities Act, for instance under SEC Rules 144 and 145, or through a private placement (in which case the stock would contain restrictions on subsequent transfers). SEC Rules 144 and 145 generally require that before an affiliate can sell stock:

•	There must be on file with the SEC public information filed by the issuer;

•	The affiliate must sell his stock in a unsolicited broker’s transaction or directly to a market maker; and

•	During any three-month period, the amount of the securities that can be sold is limited to the greater of 1% of the outstanding stock of the issuer or the average weekly trading volume during the last four calendar weeks.

It may be advisable for those shareholders who may become “affiliates” of Canyon Bancorp to consult their legal counsel before selling any Canyon Bancorp stock.

Federal Income Tax Consequences

The following discussion is limited to the material federal income tax consequences of the proposed reorganization and does not discuss state, local or foreign tax consequences or all of the tax consequences that might be relevant to shareholders of Canyon National Bank entitled to special tax treatment.

Based on the opinion of Vavrinek, Trine, Day & Co., LLP, the Bank’s independent auditors, the proposed reorganization will qualify for federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. The opinion is conditioned upon the accuracy of various customary factual representations made to Vavrinek, Trine, Day & Co., LLP, both now and at the time of the reorganization, the accuracy of which will be confirmed as a condition of the reorganization, and certain factual assumptions made by that firm. The opinion is based on current law and assumes that the reorganization is consummated as described herein. Any changes in fact or in law could adversely affect the tax consequences discussed herein. The opinion is not binding on the IRS or the courts, and no ruling from the IRS has been or will be sought with respect to any tax consequences of the reorganization.

Based upon the qualification of the reorganization as a reorganization within the meaning of Section 368 of the Internal Revenue Code for federal income tax purposes:

(a) No gain or loss will be recognized by Canyon National Bank or Canyon Bancorp in connection with the reorganization;

(b) No gain or loss will be recognized by the shareholders of Canyon National Bank upon their receipt of Canyon Bancorp common stock in exchange for their shares of Canyon National Bank common stock pursuant to the reorganization;

(c) The Canyon Bancorp common stock received by the shareholders of Canyon National Bank in exchange for their Canyon National Bank common stock will have the same basis for federal income tax purposes as the basis of the shares of Canyon National Bank common stock surrendered in exchange therefor;

(d) The holding period of Canyon Bancorp common stock received by shareholders of Canyon National Bank in exchange for their Canyon National Bank common stock will include the holding period of the

Canyon National Bank common stock surrendered by them in the reorganization, provided that such shares of Canyon National Bank common stock surrendered were held as capital assets by the Canyon National Bank shareholder on the date of consummation of the reorganization; and

(e) The tax basis of the assets of Canyon National Bank retained by Canyon National Bank will be the same as the tax basis for such assets immediately before the reorganization.

Canyon National Bank’s shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the reorganization, including tax return reporting requirements and the applicability and effect of federal, state, local, foreign and other applicable laws.

Comparison of Rights of Shareholders of Canyon Bancorp and Canyon National Bank

The following table sets forth a comparison which summarizes significant similarities and differences between the rights of shareholders of Canyon Bancorp and Canyon National Bank. A more detailed explanation of these matters follows and should be reviewed in connection with the table.

	Canyon Bancorp	Canyon National Bank

Authorized Capital: Common Stock	10,000,000 shares	10,000,000 shares

Preferred Stock	10,000,000 shares	10,000,000 shares

Dividend Rights	Payable when declared by Board out of legally available funds	Similar, but subject to National Banking Act and other federal laws.

Voting Rights	One vote per share; cumulative voting in election of directors	Same

Preemptive Rights	None	None

Liquidation Rights	Pro rata	Same

Corporate Operation: Number of Directors	Range of 7 to 13, currently fixed at 8 by Board.	Range of 5 to 25, currently fixed at 8 by Board

Term of office	All directors elected annually	Same

Authorized Capital Stock

The Bank currently has authorized capital consisting of 10,000,000 shares of common stock, $2.50 par value, and 10,000,000 shares of preferred stock, $5.00 par value. Of these authorized shares, as of March 8, 2006, 2,163,755 shares of the Bank’s common stock were issued and outstanding. In addition, there were options outstanding to purchase 233,831 shares of the Bank’s common stock pursuant to the Bank’s Stock Option Plans. Upon the effectiveness of the reorganization, all outstanding options to purchase the Bank’s common stock under the Bank’s Stock Option Plans, will be automatically converted to options to purchase Canyon Bancorp common stock. The Bank has no other outstanding options, warrants or other outstanding rights to purchase shares of the Bank’s common stock.

Canyon Bancorp currently has authorized capital consisting of 10,000,000 shares of common stock, no par value and 10,000,000 shares of preferred stock, no par value. Of these authorized shares, 100 shares of common stock have been issued.

In the reorganization, Canyon Bancorp will issue approximately 2,163,755 shares of Canyon Bancorp common stock in exchange for all of the outstanding shares of the Bank’s common stock. The balance of the Canyon Bancorp’s authorized common stock will be available to be issued when and as the Board of Directors of Canyon Bancorp determines it is advisable to do so. While there are no present plans or agreements to issue any additional shares of Canyon Bancorp’s common stock, such shares could be issued for the purpose of raising additional capital, in connection with acquisitions of other assets or investments, or for other corporate purposes. The Board of Directors of Canyon Bancorp will generally have the authority to issue shares of common stock, without obtaining the approval of existing shareholders. If additional shares of the Canyon Bancorp’s common stock were to be issued, the existing holders of Canyon Bancorp common stock would own a proportionately smaller portion of the total number of shares of the then issued and outstanding common stock.

Dividend Rights

Shareholders of the Bank are entitled to dividends when, as and if declared by the Bank’s Board of Directors out of funds legally available therefor. Since the Bank is a national bank, its ability to pay dividends or make distributions to its shareholders is subject to restrictions set forth in the National Bank Act and regulations of the OCC. A national bank is prohibited from paying dividends out of common capital and certain paid in capital in the form of surplus. Dividends must be paid out of undivided profits then on hand less the allowance for loan losses and statutory bad debts, and only if the bank meets applicable regulatory capital requirements. A national bank is also prohibited from declaring a dividend on its shares of common stock until its surplus fund equals the amount of its common capital (total outstanding common shares times the par value per share). Additionally, if losses have at any time been sustained equal to or exceeding the bank’s undivided profits then on hand, no dividend may be paid. Moreover, even if a bank’s surplus exceeds its common capital and its undivided profits exceed its losses, the approval of the OCC is required for the payment of dividends if the total of all dividends declared by a national bank in any calendar year would exceed the total of its net profits for that year combined with its retained net profits of the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

A national bank must also consider other factors in determining the payment of dividends, including the maintenance of an adequate reserve for loan losses and the need to revise or develop a comprehensive capital plan, complete with financial projections, budgets and dividend guidelines.

The holders of Canyon Bancorp common stock will be entitled to receive dividends when and as declared by its Board of Directors out of funds legally available therefor, subject to the restrictions set forth in the California General Corporations Law (the “GCL”). The GCL provides that a corporation may make a distribution to its shareholders if the corporation’s retained earnings equal at least the amount of the proposed distribution. The GCL further provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets two conditions, which generally are as follows: (i) the corporation’s assets equal at least 1 1/4 times its liabilities; and (ii) the corporation’s current assets equal at least its current liabilities or, if the average of the corporation’s earnings before taxes on income and before interest expense for two preceding fiscal years was less than the average of the corporation’s interest expense for such fiscal years, then the corporation’s current assets must equal at least 1 1/4 times its current liabilities.

Although legally able to pay cash dividends, the Bank has not paid any cash dividends since inception (other than cash paid in lieu of fractional shares in the case of stock dividends) and has instead retained earnings for the purpose of increasing capital to support growth. The payment of dividends by Canyon Bancorp will depend on the company’s net income, financial condition, regulatory requirements and other factors, including the results of the Bank’s operations. Following the reorganization, it is anticipated that Canyon Bancorp will follow a policy of retaining earnings to increase capital for future growth, and will not pay cash dividends in the foreseeable future. (See “DIVIDENDS”)

Voting Rights

All voting rights with respect to the Bank currently are vested in the holders of the Bank’s common stock, and all voting rights with respect to Canyon Bancorp will be vested in the holders of Canyon Bancorp common stock. Holders of the Bank’s common stock are, and holders of Canyon Bancorp common stock will be, entitled to one vote for each share of common stock standing in his or her name on the books of the Bank or Canyon Bancorp, as applicable, on any matter submitted to the vote of the shareholders, except that in connection with the election of directors, shares are entitled to be voted cumulatively if a candidate’s name has been placed properly in nomination prior to the voting and (in the case of Canyon Bancorp) a shareholder present at the meeting gives notice of his or her intention to vote cumulatively. Cumulative voting entitles a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, or to distribute his or her votes on the same principle between or among two or more nominees as he or she deems appropriate. The candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected under cumulative voting. All directors of the Bank are elected annually and all directors of Canyon Bancorp will be elected annually. The ACBCI, the principal shareholder of the Bank, has entered into a voting Agreement pursuant to which the shares held by the ACBCI will be represented and voted at each meeting of shareholders proportionally with the shares held by other shareholders represented and voted at the meeting, and has agreed to amend the Voting Agreement to apply shares of Canyon Bancorp acquired by the ACBCI in the reorganization. (See “PRINCIPAL SHAREHOLDER”)

Preemptive Rights

Holders of the Bank’s common stock do not have and holders of Canyon Bancorp common stock will not have preemptive rights.

Liquidation Rights

The holders of the Bank’s common stock are entitled, and the holders of Canyon Bancorp common stock will also be entitled, to receive their pro rata share of the assets of the Bank or Canyon Bancorp distributable to shareholders upon liquidation.

Assessment

Theoretically, the shares of capital stock of a national bank are subject to assessment upon the order of the OCC if the bank’s capital stock is delinquent or “impaired” for any reason, although federal law does not define the term “impairment.” The assessment against each shareholder is based upon the amount of the capital stock held by him. A shareholder who does not pay an assessment cannot be held personally liable, but the Board of Directors has the right to cause a sufficient amount of such shareholder’s capital stock to be sold at public auction to pay the assessment levied against such shareholder. The OCC has not utilized this assessment authority in more than 60 years. The stock of the Holding Company will not be subject to assessment.

Inspection of Shareholder Lists

The National Bank Act permits any shareholder to inspect the shareholder list of a national bank at any time during the bank’s normal business hours.

The California Corporations Code provides an absolute right of inspection of a corporation’s shareholder list to any shareholder holding five percent or more of the corporation’s shares, or who holds at least one percent or more of a corporation’s shares and who has filed a Schedule 14A with the SEC (with respect to certain proxy contests relating to the election of directors). In addition, the California Corporations Code provides a right of inspection of shareholder lists by any shareholder, upon written demand, for a purpose reasonably related to such holder’s interests as a shareholder.

Charter Documents and Amendments Thereof

The Bylaws and Articles of Association of the Bank and the Bylaws and Articles of Incorporation of Canyon Bancorp are similar in all material respects, except as noted in this proxy statement/prospectus. The Bank’s Bylaws provide for a range of between five (5) and twenty-five (25) directors, and the number of directors within such range is currently fixed at eight (8). The Bank’s Bylaws further provide that the Board of Directors may not increase or decrease the number of directors to a number which (i) exceeds by more than two the number of directors last elected by shareholders where the number was 15 or less; and (ii) exceeds by more than four the number of directors last elected by shareholders where the number was 16 or more. The Bylaws of Canyon Bancorp provide for a range of between seven (7) and thirteen (13) directors, and the number of directors within such range is currently fixed at eight (8). The Board of Directors of Canyon Bancorp has the authority to increase or decrease the exact number of directors within this range without the approval of the shareholders.

In addition, there are numerous provisions which appear in the Bank’s Articles of Association which do not appear in Canyon Bancorp’s Articles of Incorporation, but appear instead in Canyon Bancorp’s Bylaws. As a result such provisions can be amended by Canyon Bancorp’s Board of Directors, whereas such amendments would require the approval of the shareholders in the case of Articles of Association or Incorporation. Examples include provisions concerning terms of directors, holding of the annual meeting of shareholders, cumulative voting procedures, nominations for director, powers of the Board of Directors, location of the main office, and calling of special meetings of shareholders. Such items are not typically included in the Articles of Incorporation for a California corporation and are accordingly not included in Canyon Bancorp’s Articles of Incorporation.

The reorganization will change the procedures required for obtaining shareholder approval of the Bank’s charter documents. Currently, approval of the Bank’s shareholders is required, for example, for any amendments to the Bank’s Articles of Association and to any amendment to the Bank’s Bylaws which would change the authorized range of directors. Following the reorganization, approval of Canyon Bancorp’s shareholders will be required for any amendments of this nature involving Canyon Bancorp’s Articles or Bylaws, but the Articles or Bylaws of the Bank could be amended by action of Canyon Bancorp’s Board of Directors, authorizing Canyon Bancorp as sole shareholder of the Bank, to approve such amendments. Canyon Bancorp will also have greater flexibility to obtain shareholder approval of amendments to its charter documents by written consent rather than at a shareholders’ meeting.

Shareholder Vote for Mergers and Other Matters

Shareholder Approval of Business Combinations. The rights of shareholders of Canyon Bancorp to approve business combinations will differ significantly from those of existing shareholders of the Bank. In general and pursuant to the National Bank Act, approval of a business combination (a merger or sale of assets) involving the Bank requires the approval of a majority of the board of directors as well as a favorable vote of not less than two-thirds of the Bank’s outstanding shares. Canyon Bancorp will be subject to the California Corporations Code, which generally requires a majority vote by the shareholders of (i) each “constituent corporation” to a merger; (ii) a corporation selling all or substantially all of its assets; (iii) the acquiring corporation in either a share-for-share exchange or a sale-of-assets reorganization, and (iv) a parent corporation (even though it is not a “constituent corporation”) whose equity securities are being issued in connection with a corporate reorganization such as a triangular merger. The Corporations Code does not require shareholder approval in the case of any corporation in a merger as to which such corporation and/or its shareholders will have five-sixths or more of the voting power of the surviving or acquiring corporation after consummation of the merger (unless the shares acquired in such a merger have different rights, preferences, privileges or restrictions than those surrendered), and Canyon Bancorp’s Articles do not require shareholder authorization for mergers of this type. In addition, under the California Corporations Code, a parent corporation may, without shareholder approval, merge into itself any subsidiary of which it owns at least 90% of the outstanding shares of each class of stock.

Thus, in certain situations the difference will be a requirement of only a majority of outstanding shares (versus two-thirds for a national bank) and in others there will be no shareholder approval required, versus the same two-thirds vote for a national bank. While the approval of the Bank’s shareholders will still be required for a merger involving the Bank, such approval could be obtained by action of Canyon Bancorp’s Board of Directors as discussed above concerning amendments to the Bank’s Articles of Association or Bylaws.

Stock Splits and Dividends. National banks are still required to obtain shareholder approval prior to declaring a stock split which would increase its authorized shares of stock in addition to complying with regulatory filing and notification requirements. By contrast, Canyon Bancorp will be able to declare stock splits with the approval of the Board alone without shareholder approval, effective upon the required filing with the Secretary of State.

Dissenters’ Rights in Mergers and Other Reorganizations

Shareholders of a national bank which will not survive a merger or consolidation are entitled to dissenters’ rights substantially in the form described in “Rights of Dissenting Shareholders” above concerning this reorganization.

Under the California Corporations Code, in connection with the merger of a corporation for which the approval of outstanding shares is required, dissenting shareholders of such corporation who follow prescribed statutory procedures are entitled to receive payment of the fair market value of their shares. No such rights are available, however, if the shares are listed on a national securities exchange certified by the California Commissioner of Corporations or appear on the Federal Reserve list of over-the-counter margin stocks unless (i) such shares are subject to certain restrictions on transfer or (ii) the holders of at least 5% of such shares elect dissenters’ rights.

Financial Statements and Other Financial Information

Canyon National Bank’s audited financial statements are included in the Bank’s Annual Report to Shareholders, which was sent to shareholders concurrently with this proxy statement/prospectus. However, such financial statements are not included in this proxy statement/prospectus as they are not deemed material to the exercise of prudent judgment by shareholders on the matters to be acted upon at the Bank’s Annual Meeting of Shareholders.

Quarterly financial data concerning Canyon National Bank is available at the FDIC’s website at: http://www.fdic.gov.

Board of Directors’ Recommendation and Required Vote

Approval of the plan of reorganization requires the approval of owners of at least two-thirds of the outstanding shares of the common stock of Canyon National Bank. Canyon National Bank’s directors, executive officers and nominees for director who beneficially owned in the aggregate approximately 260,168 voting shares1 or 12.0% of the outstanding shares of Canyon National Bank common stock as of February 1, 2006, intend to vote in favor of the reorganization.

Your Board of Directors unanimously recommends a vote “for” this proposal.

MARKET PRICES OF STOCK

Canyon Bancorp

Canyon Bancorp was incorporated on January 18, 2006. No shares of Canyon Bancorp have been publicly traded since the date of its incorporation to the present time. Therefore, no meaningful market exists at this time for Canyon Bancorp common stock. Upon the effectiveness of the reorganization, the Bank’s shareholders will exchange their shares of the Bank’s common stock for Canyon Bancorp common stock, and shares of Canyon Bancorp’s common stock will be quoted for trading on the OTCBB. It is not anticipated that an active public market for the stock will develop following the reorganization or that the reorganization will increase the liquidity of the stock.

Canyon National Bank

To date, there has been only a very limited over-the-counter market for the Bank’s common stock and, although the Bank’s common stock is not subject to any specific restrictions on transfer (with the exception of stock held by affiliates of the Bank), and a more active trading market for the common stock may develop, there can be no assurance that an active trading market will develop in the future, or if developed, that it will be maintained. The Bank’s common stock is quoted for trading on the OTC Bulletin Board under the symbol “CYNA.” Management is aware of the following securities dealers which make a market in the Bank’s Common Stock: Crowell Weedon & Co., Hoefer & Arnett, Inc., Wedbush Morgan Securities, Inc., Hill, Thompson, Migid & Co., Inc., UBS Securities,

[1]	Does not include shares which may be acquired upon the exercise of stock options.

Pershing Advisory Solutions, LLC, Monroe Securities, Inc., Sandler O’Neill & Partners, LP, and Knight Equity Markets (the “Securities Dealers”).

The information in the following table indicates the high and low sales prices and approximate volume of trading for the common stock for each quarterly period since January 1, 2004, and is based upon information provided by Commodity Systems, Inc. These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, do not reflect actual transactions and do not include nominal amounts traded directly by shareholders or through other dealers and not through the Securities Dealers.

	Sale Price of Bank’s Common Stock[1]		Approximate Trading[1] Volume
Calendar Quarter Ended	High	Low
March 31, 2004	$16.78	$14.51	22,284
June 30, 2004	$34.47	$17.46	90,118
September 30, 2004	$27.66	$23.58	24,062
December 31, 2004	$33.56	$24.26	69,088
March 31, 2005	$29.48	$26.53	53,740
June 30, 2005	$27.12	$23.33	46,008
September 30, 2005	$25.75	$23.90	106,365
December 31, 2005	$26.26	$22.86	100,305

As of March 8, 2006, there were approximately 322 shareholders of record of the common stock of the Bank. The last sale price of Canyon National Bank’s common stock, as reported on the OTC Bulletin Board as of March 8, 2006, was $27.00 per share.

[1]	The historical stock price and approximate trading volume have been adjusted to reflect the 5% stock dividends payable to shareholders of record on May 6, 2005 and December 7, 2005, and for a 2 for 1 stock split to shareholders of record on April 26, 2004.

DIVIDENDS

Canyon Bancorp

Canyon Bancorp has paid no cash dividends since the date of its incorporation and it does not intend to pay cash dividends in the foreseeable future. To the extent it receives cash dividends from the Bank, Canyon Bancorp presently intends to retain these funds for future growth and expansion, and to follow the Bank’s current practice of retaining earnings to increase capital and support growth (see discussion below). After completion of the reorganization, the amount and timing of future cash dividends will be determined by Canyon Bancorp’s Board of Directors and will depend substantially upon Canyon Bancorp’s earnings, financial position, current and anticipated cash requirements and other factors deemed relevant by the Board of Directors at that time. Canyon Bancorp’s ability to obtain funds for the payment of dividends and for other cash requirements will be largely dependent on the amount of dividends which may be declared by its subsidiary, the Bank. Accordingly, in making any assessment related to future dividends, Canyon Bancorp’s Board of Directors would have to consider among other things the Bank’s capital requirements and other factors concerning the Bank, including the dividend guidelines and maintenance of an adequate allowance for loan losses.

Canyon National Bank

Although legally able to pay cash dividends, the Bank has not paid any cash dividends since inception and the Bank does not intend to pay cash dividends prior to the completion of the reorganization. The Bank’s general practice has been to retain earnings for the purpose of increasing capital to support growth and the Bank plans to continue this general practice. The Board reviews annually the advisability of paying cash dividends based upon the Bank’s earnings, financial position, current and anticipated cash requirements and other factors deemed relevant by the Board of Directors at that time. In making any such assessment, the Board of Directors considers among other things the capital requirements of the Bank (and the advantages of remaining comfortably “well capitalized” under federal regulations) and other factors concerning the Bank, including the dividend guidelines and maintenance of an adequate allowance for loan losses. Following the reorganization, as Canyon Bancorp’s sole source of income will be dividends paid by the Bank, the Bank anticipates paying such dividends as are necessary to cover the operating expenses of Canyon Bancorp, and to cover Canyon Bancorp’s portion of the costs of the reorganization.

The power of the Bank’s Board of Directors to declare cash dividends is limited by statutory and regulatory restrictions which restrict the amount available for cash dividends depending upon the earnings, financial condition and cash needs of Canyon National Bank, as well as general business conditions. Since we are a national bank, our ability to pay dividends or make distributions to our shareholders is subject to restrictions set forth in the National Bank Act. (See “PROPOSAL 2 – BANK HOLDING COMPANY REORGANIZATION – Comparison of Rights of Shareholders of Canyon Bancorp and Canyon National Bank – Dividend Rights.”)

HISTORY AND BUSINESS OF CANYON BANCORP

Organization

Canyon Bancorp was incorporated on January 18, 2006 at the direction of the Bank for the purpose of becoming a bank holding company by acquiring all of the outstanding capital stock of the Bank. In order to initially capitalize Canyon Bancorp, 100 shares of Canyon Bancorp common stock have been issued to Stephen G. Hoffmann for an aggregate consideration of $1,000. Upon consummation of the reorganization, these 100 shares will be redeemed by Canyon Bancorp for $1,000.

Business

Canyon Bancorp has not yet engaged in any business activity. Canyon Bancorp has filed an application with the Federal Reserve Board to become a bank holding company through the acquisition of 100% of the voting shares of the Bank pursuant to the Bank Holding Company Act of 1956, as amended. In addition, the Bank has filed an application with the OCC to reorganize to become a subsidiary of a bank holding company. As of the date of this proxy statement/prospectus, the Federal Reserve Board and the OCC have not yet granted their approval of these applications. While we do not know of any reason that we would not be able to obtain these approvals or that we would not be able to comply with any conditions that might be contained in these approvals, we cannot be certain that we will be able to obtain such approvals and/or meet any conditions that may be contained in such approvals.

Upon consummation of the reorganization, Canyon Bancorp will have no significant assets other than the shares of the Bank’s common stock acquired in the reorganization, and will have no significant liabilities. Initially, Canyon Bancorp will neither own nor lease any property, but will instead use the premises, equipment and furniture of Canyon National Bank.

At the present time, Canyon Bancorp has no specific plans to engage in any activities other than acting as a bank holding company for Canyon National Bank, although Canyon Bancorp has filed an election to become a financial holding company as part of its regulatory notification to the Federal Reserve Board in connection with the reorganization. Canyon Bancorp has filed this election in order to have maximum flexibility to engage in such permissible activities as may be deemed advisable in the discretion of the Board of Directors. Following the reorganization, Canyon Bancorp may consider engaging in activities which are permissible for a bank holding company or a financial holding company, such as insurance agency or brokerage activities, provided that engaging in such activities is deemed by the Board of Directors to be in the best interests of Canyon Bancorp and its shareholders. Subject to the constraints under the Bank Holding Company Act, Canyon Bancorp may acquire other financial institutions in the future. In addition, in the future Canyon Bancorp may seek to raise additional equity capital through the sale of its securities or the securities of its subsidiaries.

Management

The current executive officers of the Bank are Stephen G. Hoffmann, President and Chief Executive Officer; Jonathan J. Wick, Executive Vice President, Chief Operating Officer and Chief Financial Officer and Jeffrey Gobble, Senior Vice President and Chief Credit Officer. Messrs. Hoffmann and Wick also serve and will continue to serve in those same capacities for Canyon Bancorp following the reorganization and the Bank initially will be solely responsible for their direct compensation. Mr. Gobble is not an officer of Canyon Bancorp.

It is anticipated that in the future, if Canyon Bancorp becomes involved in additional businesses, it may add additional officers and employees, and that the Bank and other subsidiaries of Canyon Bancorp, if any, will pay cash dividends and management fees to support the expenses of Canyon Bancorp. There are presently no specific plans, arrangements or commitments with respect to such matters.

All of Canyon Bancorp’s directors are also directors of the Bank. They were elected to the holding company’s Board of Directors by its sole incorporator on January 18, 2006. (See “PROPOSAL 1 – ELECTION OF DIRECTORS – Nominees, Directors and Executive Officers of the Bank”) It is anticipated that directors of Canyon Bancorp initially will not receive fees for their attendance at Board meetings and for attendance at committee meetings when such committees are established. However, these persons will continue to receive directors’ fees for serving on the Board of Directors.

Indemnification

Section 317 of the California Corporations Code governs indemnification of the directors and officers of Canyon Bancorp. Under this section, officers and directors may be indemnified against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with proceedings other than derivative suits, in which such persons were parties or threatened to be made parties. In order for the corporation to make indemnification, there must be a determination by (a) a majority vote of a quorum of the Board of Directors, consisting of directors who are not parties to such proceeding, (b) if such quorum of directors is not obtainable, by independent legal counsel in a written opinion, (c) approval of the shareholders pursuant to Section 153 of the California Corporations Code, with the shares owned by the person to be indemnified not being entitled to vote thereon, or (d) an order of the court in which such proceeding is or was pending that the officer or director acted in good faith in a manner such person reasonably believed to be in the best interests of the corporation, and in the case of a criminal proceeding, such person had no reasonable cause to believe the conduct of such person was unlawful.

This section further provides that indemnification may be paid in connection with derivative suits, in the same manner as described above, except that, with respect to derivative suits, the authority authorizing the indemnification must find that such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under the circumstances. Court approval is required for indemnification of expenses or amounts incurred in respect of any claim or matter in which a director or officer has been adjudged to be liable to the corporation in the performance of such person’s duty to the corporation. No indemnification of expenses can be made under Section 317 in settling or otherwise disposing of a threatened or pending action, with or without action which is settled or otherwise disposed of without court approval.

Canyon Bancorp’s Articles of Incorporation and Bylaws provide, among other things, for the indemnification of Canyon Bancorp’s directors, officers and agents, and authorize the Board to pay expenses incurred by, or to satisfy a judgment or fine rendered or levied against, such agents in connection with any personal legal liability incurred by that individual while acting for the corporation within the scope of his or her employment. Such provisions of Canyon Bancorp’s Articles of Incorporation and Bylaws are subject to certain limitations imposed under state and federal law. It is the policy of the Board of Directors that Canyon Bancorp’s executive officers and directors shall be indemnified to the maximum extent permitted under applicable law and Canyon Bancorp’s Articles of Incorporation and Bylaws.

Canyon Bancorp’s Articles of Incorporation also currently provide for the limitation or elimination of personal liability of the corporation’s directors to the corporation or its shareholders for monetary damages, to the extent permitted by California law. However, under federal law, the OCC may seek monetary damages from bank or bank holding company directors in cases involving gross negligence or any greater disregard of the duty of care, notwithstanding any provisions of state law which may permit limitations on director liability in such circumstances.

The Bank’s policy regarding indemnification of executive officers and directors is also the same as that of Canyon Bancorp. The Bank has obtained liability insurance covering all of the Bank’s officers and directors and Canyon Bancorp expects to have similar insurance in force before the reorganization is effective.

The Bank’s Articles Association provide that the liability of the directors of the Bank for monetary damages shall be eliminated to the fullest extent permissible under California law and the laws of the United States, provided that the liability of directors shall not be eliminated for expenses, penalties or other payments incurred in an administrative proceeding or action instituted by a bank regulatory agency, which proceeding or action results in a final order assessing civil monetary penalties or requiring affirmative action by an individual in the form of payments to the Bank. The Bank’s Articles of Association further provide that the Bank may indemnify its directors and officers against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred by such person to the fullest extent possible by the provisions of the California Corporations Code and the Bank may advance the expenses reasonably expected to be incurred by such person in defending such preceding in compliance with the California Corporations Code, provided that the Bank may not indemnify such person against expenses, penalties or other payments incurred in an administrative proceeding or pending action instituted by a bank regulatory agency which proceeding or action results in a final order assessing civil monetary penalties or requiring affirmative action by an individual or individuals in the form of payments to the Bank.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Canyon Bancorp under the provisions in Canyon Bancorp’s Articles of Incorporation and Bylaws, Canyon Bancorp has been informed that, in the opinion of the SEC, this kind of indemnification is against public policy as expressed in the securities Act, and is therefore unenforceable.

HISTORY AND BUSINESS OF CANYON NATIONAL BANK

General

Canyon National Bank is a full-service national banking association which was organized under the laws of the United States on March 6, 1998 and commenced operations on July 10, 1998. The Bank’s main office and corporate headquarters are located at 1711 East Palm Canyon Drive, Palm Springs, California, 92264. In addition to its main office, the bank operates two branch offices, one in Palm Springs and one in Palm Desert. A second branch office in Palm Desert is scheduled to open in March, 2006. The Bank is an insured bank under the Federal Deposits Insurance Act up to the maximum limits thereof. At December 31, 2005, the Bank had approximately $239.2 million in assets, $171.8 million in net loans and $218.5 million in deposits. The Bank’s primary service area consists of Palm Springs and surrounding communities in the Coachella Valley.

The Bank is a community bank conducting a general commercial banking business. The Bank accepts checking and savings deposits (including savings, money market demand accounts, NOW accounts, time certificates of deposit and individual retirement accounts); makes commercial, real estate, home equity, auto and other installment and term loans as well as loans for accounts receivable and inventory financing, equipment and expansion financing; issues drafts and letters of credit, sells travelers’ checks, and provides other customary banking services, including, among other things, safe deposit box rental, Automated Teller Machine (“ATM”) processing, Internet banking, Internet bill payment, processing of federal tax deposits, Automated Clearing House (“ACH”) processing, notary public services and wire transfers.

The Bank also offers a full complement of convenience-oriented services including ATMs and ATM/debit cards, 24 hour telephone banking, Internet banking, lock box processing, direct deposit of payroll and social security funds, and postage-paid bank-by-mail. The Bank attracts the majority of its loan and deposit business from the residents and numerous small to medium-sized businesses, professional firms and service entities located in the Coachella Valley and surrounding communities.

The Bank also specializes in providing financial services to Native American tribes and the members of Native American tribes. At December 31, 2005 an aggregate of 17.6% of the Bank’s total deposits were obtained from Native American tribes and related entities and individuals (not including deposits obtained from the ACBCI and its related entities). Further, at December 31, 2005, aggregate loans to Native American tribes or related entities or individuals were $24.9 million or approximately 14.5% of the Bank’s total net loans.

The Bank’s primary market is geographically located in an area with a significant seasonal population base. The seasonal population gradually grows from November to April and is at its lowest during the summer months June through August. Since the Coachella Valley is a major destination resort and the major industry of the area is tourism, many of the local retail business establishments have a well-defined season. While some of the Bank’s clients, which include retail business establishments, have a season, other clients and lending areas, such as construction lending and commercial real estate lending, do not have a well-defined season. To date, the Bank’s operations have not been significantly impacted by seasonality, however, there can be no assurance that this will continue to be the case.

The Bank holds no patents or licenses (other than licenses required to be obtained from appropriate bank regulatory agencies), franchises, or concessions. There has been no material effect upon the Bank’s capital expenditures, earnings, or competitive position as a result of federal, state, or local environmental regulation. The Bank has no present plans regarding a “new line of business” requiring the investment of a material amount of total assets. The Bank has no corporate parents or subsidiaries.

On September 20, 2005, the Bank entered into a Memorandum of Understanding (“MOU”) with the OCC. The MOU relates primarily to the Bank taking measures to comply with the provisions of the Bank Secrecy Act. Since entering into the MOU, as far as management knows, the Bank has complied with all of the terms and conditions of the MOU and timely submitted all required reports and information required by the MOU to be submitted to the OCC.

Competition

The banking business in California, and in the market areas which the Bank serves, is highly competitive with respect to both loans and deposits and is dominated by a relatively small number of major banks with many offices operating over a wide geographic area. The Bank’s primary market area is considered to be the communities that make up the Coachella Valley. These communities include Palm Springs, Palm Desert, Cathedral City, Desert Hot Springs, La Quinta, Rancho Mirage, Indio, Bermuda Dunes, Thousand Palms, Indian Wells, Coachella, and their surrounding environs. The Bank is currently one of three banks headquartered in its primary service area. According to the FDIC summary, the Coachella Valley branches of FDIC insured financial institutions have deposits of $5.9 billion and $5.4 billion as of June 30, 2005 and 2004, respectively. The Bank had 3.3% and 3.2% of the total Coachella Valley deposit base at June 30, 2005 and 2004, respectively. For communities in which the Bank has branches, namely Palm Springs and Palm Desert, the Bank has a 5.9% and 5.3% market share at June 30, 2005 and 2004, respectively.

The Bank competes for loans and deposits with other commercial banks, including many which are much larger than the Bank, as well as with savings and loan associations, credit unions, and thrift and loan companies. Larger commercial banks offer certain services (such as trust and investment services and international banking) which the Bank does not offer directly (but some of which it offers indirectly through correspondent institutions). By virtue of their greater total capitalization, such banks also have substantially higher lending limits than the Bank.1 In addition to other banks, competitors include savings institutions, credit unions, and numerous non-banking institutions, such as finance companies, leasing companies, insurance companies, brokerage firms, and investment banking firms. In recent years increased competition has also developed from specialized finance and non-finance companies that offer money market and mutual funds, wholesale finance, credit card, and other consumer finance services, including on-line banking services and personal finance software. Strong competition for deposit and loan products affects the rates of those products as well as the terms on which they are offered to customers.

To the extent that the Bank is affected by more general competitive trends in the industry, those trends are towards increased consolidation and competition. Strong, unregulated competitors have entered banking markets with focused products targeted at highly profitable customer segments. Many largely unregulated competitors are able to compete across geographic boundaries and provide customers increasing access to meaningful alternatives to banking services in nearly all significant products. Mergers between financial institutions have placed additional pressure on banks within the industry to streamline their operations, reduce expenses, and increase revenues to remain competitive. Competition has also intensified due to federal and state interstate banking laws, which permit banking organizations to expand geographically, and the California market has been particularly attractive to out-of-state institutions. The Financial Modernization Act, effective March 11, 2000, made it possible for full affiliations to occur between banks and securities firms, insurance companies, and other financial companies, and is also expected to intensify competitive conditions.

Technological innovations have also resulted in increased competition in the financial services industry. Such innovations have, for example, made it possible for non-depository institutions to offer customers automated transfer payment services that previously have been considered traditional banking products. In addition, many customers now expect a choice of several delivery systems and channels, including telephone, mail, Internet, bill payment, ATMs, self-service branches and/or in-store branches. In addition to other banks, the sources of competition for such hi-tech products include savings associations, credit unions, brokerage firms, money market and other mutual funds, asset management groups, finance and insurance companies, and mortgage banking firms.

In order to compete effectively, the Bank provides quality, personalized service and fast, local decision making which its major bank competitors are generally unable to offer. In addition, the Bank competes by using to the fullest extent possible the flexibility which its independent status and its strong community ties permit. This includes an emphasis on specialized services, local promotional activity, and personal contacts by the Bank’s officers, directors and employees. The Bank has developed, and intends to continue to develop, programs which are specifically addressed to the needs of small businesses, professionals and consumers.

[1]	Legal lending limits to each customer are limited to a percentage of a bank's total capital accounts, the exact percentage depending upon the nature of the loan transaction. Currently, loans by national banks to any one customer are generally limited to fifteen percent (15%) of capital and unimpaired surplus, plus an additional ten percent (10%) of capital and unimpaired surplus, if such additional loans are secured by readily marketable collateral meeting certain requirements.

Employees

As of February 1, 2006, the Bank had 81 full-time employees and 13 part-time employees for a total of 90 full-time equivalent employees. Of these individuals, 31 were officers of the Bank holding titles of officer or higher.

Properties

The Bank’s main office, located at 1711 East Palm Canyon Drive, Palm Springs, California 92264, currently houses the Bank’s main office and certain administrative functions. The Bank leases these premises pursuant to a lease which provides for an initial six-year term with two options to renew of six years each. The initial six-year term of the lease expired on June 30, 2004. In December 2003, the Bank exercised its first option to extend this lease for six years or until June 30, 2010.

In 2001, the Bank purchased a parcel of land in Palm Desert and subsequently subdivided it into two parcels. On one parcel, the Bank constructed an 8,000 square foot, free standing, full service banking facility. This new facility was completed June 2004, is located at 74-150 Country Club Drive, Palm Desert, California 92260, and is owned by the Bank. The lease on the former 900 square foot Palm Desert branch expired in 2004 and the facility was relocated to the new location. In addition to personnel servicing deposit needs for banking clients, certain loan, note and mortgage banking personnel were also relocated to the new facility from the Palm Springs branch. On the remaining parcel, plans were approved by the City of Palm Desert for the construction of an approximately 20,000 square foot two story office building. In February 2004, the Bank entered into an agreement to sell the undeveloped parcel and the sale was finalized in May, 2004. During the year ending December 31, 2004, a gain of $95,000 was realized in connection with this sale.

On May 21, 2002, the Bank entered into a lease for 1,660 square feet of office space located at 1729 East Palm Canyon Drive, Suite 200, Palm Springs, California 92264. On July 1, 2003, this lease was amended to include an additional 340 square feet of adjoining office space. This office space is used for administrative services personnel including deposit operations, ATM operations, accounting, finance, information technology, and facilities personnel. This lease provides for an initial three-year term with two six-year renewal options with expiration dates concurrent with the main office lease.

On April 16, 2004, the Bank entered into a lease with the Agua Caliente Development Authority, an affiliate of the ACBCI, a principal shareholder of the Bank, for a new 3,840 square foot, full service branch office, located at 901 East Tahquitz Canyon Way, Palm Springs, California 92262. This lease provides for an initial five year term with two five year renewal options. The initial expiration date of this lease is July 31, 2009. The OCC approved the application for the new branch office on October 12, 2004. This branch commenced operations on January 24, 2005.

The Bank also leases 460 square feet of office space from the Agua Caliente Development Authority where the Bank’s Trust Enforcement Service Activities (“TESA”) personnel perform lease administration activities. This lease is for an initial five year term with two five year renewal options. The initial expiration date of the lease is October 2008. This office is located at 901 East Tahquitz Canyon Way, Palm Springs, CA 92262.

On August 3, 2005, the Bank entered into a lease for 2,948 square feet for a full service branch office in the Desert Business Park located at 77933 Las Montanas Road, Palm Desert, California 92211. This lease provides for an initial ten-year term with two five-year renewal options with expiration dates. The Bank anticipates opening this facility in March 2006. No rental or common area costs were incurred under this lease during 2005.

Current rental payments under the aforementioned leases total $18,800 per month, including common area costs. Annual lease payments were $149,000 for the year ended December 31, 2005.

The Palm Springs main office building is a freestanding facility located in the Smoke Tree Village Shopping Center. This building has interior floor space of approximately 7,200 square feet, and contains a vault, teller windows, drive-through window, safe deposit boxes, night depository and two automated teller machines. The Country Club Drive branch, has interior floor space of approximately 8,000 square feet, and contains a vault, teller windows, drive-through window, safe deposit boxes, night depository and two automated teller machines. The East Tahquitz Canyon Way branch has interior floor space of approximately 3,840 square feet, and contains a vault, teller windows, safe deposit boxes, night depository and an automated teller machine. The Desert Business Park branch has an interior floor space of approximately 2,636 square feet and contains a vault, teller windows, drive-through window, safe deposit boxes, night depository and an automated teller machine. The two adjoining administrative services facilities have a combined interior floor space of approximately 2,000 square feet.

In the opinion of the Bank’s management, the Bank’s properties are adequately covered by insurance.

Legal Proceedings

From time to time, the Bank is a party to claims and legal proceedings arising in the ordinary course of business. After taking into consideration information furnished by our litigation counsel as to the current status of these claims or proceedings to which we are a party, management is of the opinion that the ultimate aggregate liability represented thereby, if any, will not have a material adverse affect on the Bank’s financial condition.

Supervision and Regulation

Both federal and state law extensively regulates bank holding companies. This regulation is intended primarily for the protection of depositors and the deposit insurance fund and not for the benefit of shareholders of Canyon Bancorp. The following is a summary of particular statutes and regulations affecting Canyon Bancorp and Canyon National Bank. This summary is qualified in its entirety by the statutes and regulations.

Regulation of Canyon Bancorp

Upon consummation of the reorganization, Canyon Bancorp will be a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and will be regulated by the Federal Reserve Board. Canyon Bancorp will be required to file periodic reports with the Federal Reserve Board and such additional information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act. The Federal Reserve Board may conduct examinations of Canyon Bancorp and its subsidiaries, which will include Canyon National Bank.

The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve Board before acquiring substantially all the assets of any bank or bank holding company or ownership or control of any voting shares of any bank or bank holding company, if, after the acquisition, it would own or control, directly or indirectly, more than 5% of the voting shares of the bank or bank holding company.

Canyon Bancorp will be prohibited by the Bank Holding Company Act, except in statutorily prescribed instances, from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiaries. However, Canyon Bancorp, subject to notification or the prior approval of the Federal Reserve Board, as applicable in each specific case, may engage in any, or acquire shares of companies engaged in, activities that are deemed by the Federal Reserve Board to be “so closely related to banking” or managing or controlling banks as to be a “proper incident thereto.”

In approving acquisitions by bank holding companies of companies engaged in banking-related activities, the Federal Reserve Board considers whether the performance of any activity by a subsidiary of the holding company reasonably can be expected to produce benefits to the public, including greater convenience, increased competition, or gains in efficiency, which outweigh possible adverse effects, including over-concentration of resources, decrease of competition, conflicts of interest, or unsound banking practices.

Canyon Bancorp has filed an election to become a “financial holding company” as part of its regulatory notification to the Federal Reserve Board in connection with the reorganization, which election will become effective at the close of the reorganization. Unlike a bank holding company, a financial holding company may engage in a broad range of activities that are considered by the Federal Reserve Board as “financial in nature or incidental” to financial activities. Moreover, even in the case where an activity cannot meet that test, the Federal Reserve Board may approve the activity if the proposed activity is “complementary” to financial activities and does. Following the reorganization, Canyon Bancorp may consider engaging in activities which are permissible for a bank holding company or financial holding company, such as insurance agency or brokerage activities, provided that engaging in such activities is deemed by the Board of Directors to be in the best interest of Canyon Bancorp and its shareholders.

The Federal Reserve Board has adopted capital adequacy guidelines for bank holding companies on a consolidated basis substantially similar to those of the OCC currently applicable to Canyon National Bank. Regulations and policies of the Federal Reserve Board also require a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks. It is the Federal Reserve Board’s policy that a bank holding company should stand ready to use available resources to provide adequate capital funds to a subsidiary bank during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting a subsidiary bank. Under certain conditions, the Federal Reserve Board may conclude that certain actions of a bank holding company, such as a payment of a cash dividend, would constitute an unsafe and unsound banking practice.

Canyon Bancorp will be required to give the Federal Reserve Board prior written notice of any repurchase of its outstanding equity securities which (for a period of 12 months) is equal to 10% or more of Canyon Bancorp’s consolidated net worth, unless certain conditions are met. (See discussion above under “PROPOSAL 2 – BANK HOLDING COMPANY REORGANIZATION – Reasons for the Reorganization.”)

Bank holding company transactions with subsidiaries and other affiliates are restricted, including qualitative and quantitative restrictions on extensions of credit and similar transactions.

The securities of Canyon Bancorp will also be subject to the requirements of the Securities Act, and matters related thereto will be regulated by the SEC although the shares issued in the reorganization will be exempt from registration pursuant to Section 3(a)(12) of the Securities Act. Certain issuances may also be subject to the California’s corporate securities law as administered by the California Commissioner of Corporations. Canyon Bancorp, upon effectiveness of the reorganization, will be subject to the public reporting requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) generally applicable to publicly held companies, under Section 15(d) of the Exchange Act. Companies which file a registration statement under the Securities Act are required under Section 15(d) of the Exchange Act for at least a 12-month period after the effectiveness of such registration statement to file periodic quarterly and annual reports under the Securities Act. The Bank filed a registration statement under the Securities Act in connection with its initial public offering of securities and has continued to voluntarily file periodic reports under Section 15(d) of the Exchange Act since that time. Canyon Bancorp intends to file a Form 8-K with the Securities and Exchange Commission upon the effectiveness of the reorganization in order to continue at the holding company level the Bank’s previous voluntary reporting obligations under Section 15(d) of the Exchange Act. If and when Canyon Bancorp has more than 500 shareholders of record, it will be required to register its securities with the SEC under Section 12(g) of the Exchange Act at which time its filing of periodic reports, as well as certain other reporting obligations, will become mandatory.

Regulation of Canyon National Bank

As a national banking association whose accounts are insured by the FDIC up to a maximum of $100,000 per depositor, we are subject to regulation, supervision and regular examination by the OCC. In addition, the Bank is a member of the Federal Reserve System and, as such, is subject to applicable provisions of the Federal Reserve Act and the regulations promulgated thereunder by the Board of Governors of the Federal Reserve Board. The regulations of these agencies govern most aspects of our business, including the making of periodic reports, and activities relating to dividends, investments, loans, borrowings, capital requirements, certain check-clearing activities, branching, mergers and acquisitions, reserves against deposits and numerous other areas. All of such supervision and regulation of Canyon National Bank will continue following the reorganization and, in addition, Canyon Bancorp will be subject to extensive supervision and regulation by the SEC (see “ — Regulation of Canyon

Bancorp” above). Supervision, legal action and examination by the OCC and the Federal Reserve Board is generally intended to protect depositors and is not intended for the protection of shareholders.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has appointed Vavrinek, Trine, Day & Co., LLP as independent accountants for the Bank for the fiscal year ending December 31, 2006. Vavrinek, Trine, Day & Co., LLP audited the Bank’s financial statements for the fiscal year ended December 31, 2005. It is anticipated that a representative or representatives of Vavrinek, Trine, Day & Co., LLP will be present at the Meeting and will be available to respond to appropriate questions. All professional services rendered by Vavrinek, Trine, Day & Co., LLP concerning the fiscal year ended December 31, 2005 were furnished at customary rates and terms.

AUTHORIZATION FOR EXCHANGE OF SECURITIES

The offer and sale of Canyon Bancorp stock in connection with the reorganization will be exempt from registration under federal law pursuant to the provisions of Section 3(a)(12) of the Securities Act. That section provides that securities issued in connection with the reorganization of a bank to form a holding company are exempt from registration, provided the reorganization meets specified requirements (all of which are met in this case). The stock issued by Canyon Bancorp in the reorganization will also be exempt from qualification under the California Corporate Securities Law pursuant to Section 18(b) of the Securities Act and Section 25100.1 of the CSL.

LEGAL MATTERS

Legal matters related to the validity of Canyon Bancorp stock being offered hereby will be passed upon for Canyon Bancorp and Canyon National Bank by King, Holmes, Paterno & Berliner, LLP, Los Angeles, California.

TAX MATTERS

Vavrinek, Trine, Day & Co., LLP, has given an opinion regarding the material United States federal income tax consequences of the reorganization. (See “PROPOSAL 2 – BANK HOLDING COMPANY REORGANIZATION – Federal Income Tax Consequences”)

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Shareholders interested in submitting a proposal for inclusion in the Bank’s proxy statement for the annual meeting of shareholders in 2006 must submit the proposal so it is received by the Bank at its principal executive offices no later than November 27, 2006 in a form that complies with applicable regulations. Proposals by shareholders should be sent to the attention of the Secretary of the Bank at 1711 E. Palm Canyon Drive, Palm Springs, CA 92264

In addition, the execution of a proxy solicited by the Bank in connection with the Bank’s annual meeting of shareholders in 2006 shall confer on the designated proxy holder discretionary voting authority to vote on any shareholder proposal which is not included in the Bank’s proxy materials for such meeting and for which the Bank has not received notice at least 45 days prior to the date of the mailing of its proxy materials for such meeting.

ANNUAL REPORT ON FORM 10-KSB

UPON WRITTEN REQUEST OF ANY SHAREHOLDER SOLICITED HEREBY, THE BANK WILL PROVIDE WITHOUT CHARGE A COPY OF THE BANK’S ANNUAL REPORT ON FORM 10-KSB (WITHOUT EXHIBITS) FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005 AS FILED WITH THE COMPTROLLER OF THE CURRENCY. REQUESTS SHOULD BE DIRECTED TO JONATHAN J. WICK, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, 1711 E. PALM CANYON DRIVE, PALM SPRINGS, CA 92264.

OTHER MATTERS

Management does not know of any matters to be presented to the Meeting other than those set forth above. However, if other matters properly come before the Meeting, it is the intention of the persons named in the accompanying Proxy to vote said Proxy in accordance with the recommendations of the Board of Directors, and authority to do so is included in the Proxy.

DATED: March 27, 2006	CANYON NATIONAL BANK

Stephen G. Hoffmann
President and Chief Executive Officer

PLAN OF REORGANIZATION

APPENDIX “A”

PLAN OF REORGANIZATION

THIS PLAN OF REORGANIZATION (“Agreement”) is made and entered into as of the 15th day of February, 2006 between Canyon National Bank (the “Bank”) and Canyon Bancorp (the “Holding Company”).

RECITALS

A. Bank is a banking corporation duly organized, validly existing and in good standing under the laws of the United States, and has authorized capital of 10,000,000 shares of $2.50 par value common stock and 10,000,000 million shares of $5.00 par value preferred stock of which, at the date hereof, there are 2,163,555 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding;

B. Holding Company is a corporation duly organized, validly existing and in good standing under the laws of California, and has authorized capital of 10,000,000 shares of common stock without par value and 10,000,000 shares of preferred stock, without par value, of which, as of the date hereof, there are 100 shares of common stock issued and outstanding, all of which are owned by Stephen G. Hoffmann, and no shares of preferred stock issued and outstanding;

C. The Board of Directors of the Bank and the Holding Company desire to engage in a reorganization transaction pursuant to 12 U.S.C. 215a-2 (the “Reorganization”) whereby all of the Bank’s issued and outstanding shares of common stock will be exchanged for newly issued shares of the Holding Company common stock, and the Bank will become a wholly-owned subsidiary of the Holding Company; and

D. A majority of the entire Board of Directors of the Bank and the Holding Company, respectively, have approved this Agreement and authorized its execution.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth and for the purpose of prescribing the terms and conditions of the Reorganization, the parties hereto agree as follows:

ARTICLE I

Terms of Reorganization

1.1 Reorganization. On the Effective Date (as defined in Section 3.1), subject to the provisions of Section 2.6 hereof, each issued and outstanding share of Bank common stock shall, pursuant to the Reorganization, be converted into and exchanged for the right to receive one share of Holding Company common stock. The Reorganization shall be in accordance with the provisions of 12 USC 215a-2 and shall be with the effect provided in subsection (d) of such Section.

1.2 Charter and Bylaws. The Articles of Association of the Bank as in effect immediately prior to the Effective Date shall, at and after the Effective Date, be the Articles of Association of the Bank, without change or amendment, and the Bylaws of Bank as in effect immediately prior to the Effective Date shall, at and after the Effective Date, be the Bylaws of the Bank, without change or amendment. The Articles of Incorporation of the Holding Company as in effect immediately prior to the Effective Date shall, at and after the Effective Date, be the Articles of Incorporation of the Holding Company, and the Bylaws of the Holding Company as in effect prior to the Effective Date shall, at end after the Effective Date, be the Bylaws of the Holding Company.

1.3 Officers and Directors. On and after the Effective Date, the directors and officers of the Bank immediately prior to the Effective Date shall be the directors and officers of the Bank. Directors of the Bank shall serve until the next annual meeting of shareholders of the Bank and until such time as their successors are elected and have qualified. On and after the Effective Date, the directors and officers of the Holding Company immediately prior to the Effective Date shall be the directors and officers of the Holding Company. Directors of the Holding

Company shall serve until the next annual meeting of shareholders of the Holding Company and until such time as their successors are elected and have qualified

1.4 Capital. The amounts of capital stock, surplus and undivided profits of the Bank shall not be effected by the Reorganization except that, as of the Effective Date, all the outstanding shares of Bank common stock shall, by virtue of the Reorganization and without further action on the part of the Holding Company or the Bank, be deemed to be owned by the Holding Company.

1.5 Rights and Privileges. On and after the Effective Date, all the rights, privileges, powers, franchises, facilities and immunities, as well as all the properties, real, personal and mixed, tangible and intangible, of Bank shall continue unaffected and unimpaired by the Reorganization.

1.6 Further Cooperation. If at any time after the Effective Date any further conveyance, assignment or other documents, or any further action is necessary or desirable to further effectuate the transactions set forth herein or contemplated hereby, the officers and director of the parties hereto shall execute and deliver, or cause to be executed and delivered, all such documents as may be reasonably required to effectuate such transactions.

1.7 Offices. Upon the Effective Date, all of the offices of the Bank shall continue to be offices of the Bank and the principal office of the Bank shall continue to be the principal office of the Bank.

ARTICLE II

Capital Stock

2.1 Stock of Bank. Subject to the provisions of Section 2.5 hereof, each share of common stock of the Bank issued and outstanding immediately prior to the Effective Date shall be converted into and exchanged for one share of common stock of the Holding Company. Immediately following the Effective Date, the Bank shall issue a certificate for Bank common stock to the Holding Company equal to the number of shares of Holding Company common stock outstanding immediately before the Effective Date.

2.2 Exchange of Bank Stock for Holding Company Stock. On the Effective Date, each Bank shareholder of record at that date shall be entitled to receive one share of common stock of the Holding Company for each share of common stock of the Bank held on that date and the Holding Company shall issue that number of shares which shareholders are entitled to receive. On and after the Effective Date, certificates representing the issued and outstanding common stock of Bank shall thereafter represent shares of common stock of the Holding Company, and such certificates may be exchanged by the holders thereof, after the Reorganization becomes effective, for new certificates for the appropriate number of shares bearing the name of the Holding Company. On and after the Effective Date, there shall be no registration of transfers on the stock transfer books of the Bank of shares of the Bank which were outstanding immediately prior to the Effective Date.

2.3 Repurchase of Holding Company Common Stock. Immediately following the Effective Date, each of the 100 shares of Holding Company common stock issued and outstanding and owned by Stephen G. Hoffmann immediately prior to the Effective Date shall be repurchased by the Holding Company for $10.00 per share.

2.4 Rights to Stock Options. On and after the Effective Date, all outstanding options to purchase shares of common stock of the Bank granted pursuant to the Bank’s Stock Option Plans, including the 1998 Stock Option Plan and the 2000 Stock Option Plan, shall be assumed by and shall be deemed options to purchase shares of common stock of the Holding Company on the same terms and conditions, subject to the requirements of the Securities Act of 1933, as amended, and the California Blue Sky Law, and for the same number of shares as have been agreed upon and set forth in the Bank’s Stock Option Plans and stock option agreements entered into pursuant thereto.

2.5 Employee Benefit Plans. On and after the Effective Date, each share of common stock of the Bank held in trust or otherwise in connection with any and all of the Bank’s employee benefit plans, shall be converted into one share of common stock of the Holding Company. Such plans, including both of the Bank’s Stock

Option Plans, and the Bank’s obligations thereunder shall be assumed by the Holding Company at the Effective Date and shall be subject to the same terms and conditions as existed prior to the Effective Date, subject to the requirements or the Securities Act of 1933, as amended, and the California Blue Sky Law.

2.6 Dissenting shares. Holders of shares of Bank common stock shall have dissenters’ rights in connection with the Reorganization pursuant to the provisions of 12 U.S.C. 215a-2(c).

ARTICLE III

Effective Date

3.1 Effective Date. The Reorganization shall become effective at the date and time specified by the Office of the Comptroller of the Currency (“OCC”) in its approval of an application pursuant to 12 U.S.C. 215a-2(a) or in any other supplemental document issued by the OCC. Such date shall be the “Effective Date” of the Reorganization.

ARTICLE IV

Approvals

4.1 Shareholder Approval. This Agreement shall be submitted to the shareholders of Bank and Holding Company for approval and ratification, as provided by the applicable laws of the United States and California and in accordance with other applicable law. The approval of this Agreement by the Bank’s shareholders shall be deemed to include approval of such changes to this Agreement, if any, as may be required from time to time by any bank regulatory agency or department.

4.2 Regulatory Approvals. The parties hereto agree that each shall proceed to and cooperate fully to obtain the regulatory approvals and consents and to satisfy the requirements prescribed by applicable law and/or regulation or which are otherwise necessary or desirable in connection with the completion of the Reorganization as outlined herein. Such regulatory approvals, consent and requirements shall include, but shall not be limited to the approvals and consents set forth in Article V herein.

ARTICLE V

Conditions Precedent

5.1 Conditions Precedent to the Reorganization. The Reorganization is subject to and conditioned upon the following:

(a) Approval and ratification of this Agreement by the holders of not less than two-thirds of the outstanding shares of the Bank and a majority of the outstanding shares of the Holding Company as required by applicable law;

(b) Receipt of all other approvals and consents, and satisfaction of all other requirements as are prescribed by applicable law in connection with the Reorganization including, but not limited to, approval of the OCC pursuant to 12 U.S.C. 215a-2 and the Board of Governors of the Federal Reserve System pursuant to the Bank Holding Company Act of 1956, as amended;

(c) Issuance (unless the same is waived by the parties hereto) of a favorable opinion from Vavrinek, Trine, Day & Co., LLP, or such other firm as agreed by the parties hereto, in form and substance satisfactory to the parties and their counsel, with respect to the tax consequences to the parties and their shareholders resulting from the Reorganization; and

(d) Performance by each party hereto of all its obligations under this Agreement.

ARTICLE VI

Termination

6.1 The Agreement may be terminated at any time upon the occurrence of any of the following events:

(a) If any of the conditions set forth in Article V are not fulfilled within a reasonable period of time, such reasonable period of time to be determined by a majority of the Board of Directors of any of the parties, in their sole and absolute discretion; or

(b) If any action, suit, proceeding or claim has been instituted, made or threatened, relating to the proposed Reorganization which makes consummation of the Reorganization inadvisable in the opinion of a majority of the Board of Directors or any of the parties; or

(c) If for any reason consummation of the Reorganization is inadvisable in the opinion of a majority of the Board of Directors of any of the parties.

Upon termination, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of the parties hereto or their respective directors, officers, employees, agents or shareholders.

ARTICLE VII

Expenses

7.1 Expenses of the Reorganization. All of the expenses of the Reorganization, including filing fees, printing and mailing costs, and accountants’ fees and legal fees shall be borne by the Bank or the Holding Company, as applicable. In the event that the Reorganization is abandoned or terminated for any reason, all such expenses shall be borne by the Bank.

ARTICLE VIII

Amendment, Modification, Etc.

8.1 Amendment, Modification, Etc. The Bank and the Holding Company, by mutual consent of their respective Boards of Directors, to the extent permitted by law, may amend, modify, supplement and interpret this Agreement in such manner as may be mutually agreed upon by them in writing at any time before or after adoption thereof by shareholders of the Bank and the Holding Company; provided, however, that no such amendment, modification or supplements shall change any principal term hereof or the number or kind of shares to be issued by the Holding Company in exchange for each share of the Bank, except by the affirmative action of such shareholders as required by law.

8.2 Counterparts. This Agreement may be executed in one or more counterparts.

8.3 Governing Laws. This Agreement shall be governed by and construed in accordance with the laws of California and the performance of the parties hereto and their respective duties and obligations hereunder shall be governed by such laws except as required by applicable provisions of federal law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers as of the date first above written, pursuant to a resolution of its board of directors, acting by a majority.

CANYON NATIONAL BANK

By:	/s/ Stephen G. Hoffman
Stephen G. Hoffmann, President

ATTEST:

By:	/s/ Jonathan J. Wick
Jonathan J. Wick
Executive Vice President and
Chief Financial Officer

CANYON BANCORP

By:	/s/ Stephen G. Hoffman
Stephen G. Hoffmann, President

ATTEST:

By:	/s/ Jonathan J. Wick
Jonathan J. Wick
Executive Vice President and
Chief Financial Officer

STATE OF CALIFORNIA	)
	)	ss.
COUNTY OF RIVERSIDE	)

On March 1, 2006, before me, Megan G. McIntosh, a Notary Public in and for said County and State, personally appeared Stephen G. Hoffmann and Jonathan J. Wick, personally known to me (or proved to me on the basis of satisfactory evidence) to be the persons whose names are subscribed to the within instrument, and acknowledged to me that they executed the same in their authorized capacities, and that by their signatures on the instrument the persons, or the entity upon behalf of which the persons acted, executed the instrument.

WITNESS my hand and official seal.

/s/ Megan G. McIntosh
Signature of Notary

[SEAL]

CANYON NATIONAL BANK

CHARTER OF THE NOMINATING AND GOVERNANCE COMMITTEE

I.	Purpose

The Nominating and Governance Committee (the Committee) is appointed by the Board of Directors (the Board) of Canyon National Bank (the Bank) to (i) identify individuals qualified to become Board members, (ii) recommend individuals to be nominated by the Board for election as directors of the Bank, (iii) nominate candidates for election to the Board in the event of a vacancy between shareholder meetings, (iv) nominate candidates for officer positions annually or as needed, (v) recommend to the Board the Corporate Governance Guidelines of the Bank, and (vi) monitor the process to assess Board effectiveness

II.	Composition

The Committee shall consist of a minimum of three (3) directors appointed by the Board. At least a majority of the Committee members shall be “independent” under all applicable requirements of the Securities and Exchange Commission and Nasdaq’s listing standards, as such standards are interpreted by the Board in its business judgment; provided, however, that at such time as the Bank’s common stock shall become listed on an exchange or quoted on Nasdaq, all of the members of the Committee shall be required to be “independent.” The Committee members shall serve for such term or terms as the Board may determine and until their successors shall be duly qualified and appointed. The Committee shall designate one Committee member as its chairperson.

III.	Meetings, Structure and Operations

The Committee shall meet as frequently as the Committee deems necessary in person or telephonically at a time and place determined by the Committee Chair. The Committee Chair or a majority of the committee members may call a meeting at any time in addition to any regularly scheduled meetings. Actions may be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its Chair. The Committee shall maintain minutes of its meetings, which minutes shall be submitted to the Board for approval at the next Board meeting following the Committee meeting. The Committee shall report to the Board on significant actions taken by the Committee. Actions taken by the Committee may be similarly reported to the Board for approval, ratification and/or confirmation.

IV.	Duties and Responsibilities

The following are the duties and responsibilities of the Committee, which may be supplemented from time to time by the Board:

A.	Periodically evaluate the size and composition of the Board and recommend to the Board any changes.

B.	Identify, select and evaluate individuals believed to be qualified to become Board members in accordance with the provisions set forth herein, including a sufficient number of nominees who will qualify as “independent” pursuant to the rules and regulations issued by the Securities and Exchange Commission and Nasdaq.

C.	Annually present to the board a list of individuals recommended for nomination for election to the Board at the annual meeting of shareholders. Director nominee appointment or recommendation shall be approved by unanimous vote in favor by the Nominating Committee.

D.	Evaluate each new director candidate and each incumbent director before recommending to the Board that the nominee stand for election or re-election as a director at the Bank’s annual

APPENDIX “B”

shareholder meeting or, if applicable, at a special Bank shareholder meeting, or to fill any vacancy on the Board, based on the extent to which such individual meets the criteria set forth herein.

E.	Seek to identify potential director candidates who will strengthen the Board and remedy any perceived deficiencies in the selection criteria identified below.

F.	Consider the nomination by any shareholder of a candidate for election as a director of the Bank, provided that (i) the shareholder has fully complied with the shareholder director nomination provisions contained in the Bank’s By-Laws, and (ii) the shareholder provides such additional information with respect to the proposed director as the Committee may reasonably request in order to evaluate the individual’s qualifications to serve as a director of the Bank, together with the consent of such person to serve as a director.

G.	Review and reassess the adequacy of this Charter at least annually and recommend changes as necessary and submit the Charter to the Board for approval.

H.	Annually present to the Board a list of individuals recommended for nomination for selection as an officer of the Board.

I.	Develop, recommend and review annually the Board of Directors Corporate Governance Guidelines to comply with all applicable laws and regulations.

J.	Annually, oversee the evaluation of the Board; and

K.	Annually, evaluate the performance of the Committee and submit a written report to the Board; such evaluation will include a review of accomplishments of the Committee during the year, a comparison of performance to goals of the Committee, and a determination of the adequacy of Corporate Governance Guidelines in light of developments during the year.

L.	Perform any other duties and responsibilities consistent with this Charter, the Bank’s Bylaws and governing law as the Board shall expressly delegate to the Committee.

V.	Director Selection Criteria

The Committee’s criteria for identifying, reviewing and selecting potential director nominees for election to the Board shall reflect at a minimum all applicable laws, rules, regulations and listing standards. The Committee shall consider and assess the skills and background of the individual and any other issues and factors that the Committee deems appropriate, including an individual’s integrity, education, business experience, accounting and financial expertise, age, diversity, reputation, civic and community relationships, knowledge and experience in matters impacting financial institutions such as the Bank, and the ability of the individual to devote the necessary time to serving on the Board. The Committee should base each annual decision to re-nominate incumbent directors on a careful consideration of each such individual’s contributions, including the value of his or her experience as a director of the Bank, the availability of new director candidates who may offer unique contributions, and the Bank’s changing needs.

Each director should:

A.	Be of the highest character and integrity, with an inquiring mind, vision, a willingness to ask hard questions and the ability to work well with others;

B.	Be free of any conflict of interest that would violate any applicable laws or regulations or interfere with the proper performance of the responsibilities of a director;

B-2

C.	Be willing and able to devote sufficient time to the affairs of the Bank and be diligent in fulfilling the responsibilities of a director and Board committee member, as applicable (including developing and maintaining sufficient knowledge of the Bank and its industry; reviewing and analyzing reports and other information important to Board and committee responsibilities; preparing for, attending and participating in Board and committee meetings; and satisfying appropriate orientation and continuing education guidelines);

D.	Have the capacity and desire to represent the balanced, best interests of the shareholders as a whole and not primarily a special interest group or constituency; and

E.	Directly own at least $100,000 of Bank stock.

VI.	Resources and Authority

The Committee shall have the necessary and appropriate resources and authority to discharge the duties and responsibilities conferred to the Committee by this Charter and any other supplemental duties and responsibilities expressly delegated to the Committee by the Board. The Committee shall have the authority to select, retain, terminate and approve the fees and other retention terms of any search firm to be used to identify director candidates, as it deems appropriate, without seeking approval of management or the Board. The Bank shall provide for appropriate funding, as determined by the Committee, for the payment of any such fees.

VII.	Consistency with Articles of Incorporation and Bylaws

To the extent that any provision or section of this Charter may be inconsistent with any article, provision or section of the Articles of Incorporation or the Bylaws of the Bank, the Articles of Incorporation or the Bylaws, as appropriate, shall fully control.

B-3

AUDIT COMMITTEE CHARTER

Approved by the Board of Directors

On January 31, 2006

I.	Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Bank’s financial reporting process and system of internal controls regarding finance, accounting and legal compliance.

•	Monitor the independence and performance of the Bank’s independent auditors and internal auditing functions

•	Provide an avenue of communication among the independent auditors, independent third parties performing operational auditing / quality control functions, and the Board.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Bank’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.	Audit Committee Composition and Meetings

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to readily understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

Audit Committee members shall be appointed by the Board at the Annual Organization Meeting of the Board which follows the Annual Meeting of Shareholders. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee Chair shall prepare an agenda in advance of each meeting. The Committee Chair should meet privately in executive session at least annually with management, the independent auditors and as a committee to discuss any matters that the Committee or each of these groups believes should be discussed. In addition, the Committee, or at least its Chairman, should communicate with management and the independent auditors quarterly to review the Bank’s financial statements and significant findings based upon the auditors limited review processes.

APPENDIX “C”

III.	Audit Committee Responsibilities and Duties

Review Procedures

1.	Review and reassess the adequacy of this Policy at least annually. Submit the policy to the Board for approval and have the document published at least every three years in accordance with SEC regulations.

2.	Review the Bank’s annual audited financial statement prior to filing or distribution. Review should include discussion with management and independent auditors of signification issues regarding accounting principles, practices and judgments.

3.	Review and respond to reports and communications, in conjunction with the Board of Directors, addressed to the Committee by banking regulatory examination.

4.	In consultation with management and the independent auditors, consider the integrity of the Bank’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and other operational audit or quality control vendors together with management’s response. Investigate and resolve any disagreements between management and the independent auditor about financial reporting.

5.	Review with financial management and the independent auditors the Bank’s quarterly financial results prior to the release of earnings and/or the Bank’s quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Bank’s accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 10).

Independent Auditors

6.	The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and shall appoint the independent auditors annually, and shall discharge the independent auditors when circumstances warrant.

7.	Approve the fees and other significant compensation to be paid to the independent auditors.

8.	On an annual basis, the Committee shall review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence.

9.	Review the independent auditors audit plan, which includes scope, staffing, locations, reliance upon management and the general audit approach.

10.	Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to the audit committees in accordance with AICPA SAS 61.

11.	Consider the independent auditors’ judgment about the quality and appropriateness of the Bank’s accounting principles as applied in its financial reporting.

C-2

Other Audit Committee Responsibility

12.	If required, prepare annually a report to shareholders as required by the Securities and Exchange Commission or the Office of the Comptroller of the Currency, to be included in the Bank’s annual proxy statement.

13.	Perform any other activities consistent with this Policy, the Bank’s by-laws, and governing law, as the Committee or the Board deem necessary or appropriate.

14.	Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

IV.	Liability of Audit Committee Members

Notwithstanding the additional duties placed on members of the audit committee that are imposed by law or by this charter, the Bank recognizes that the principal fiduciary duties of directors on the audit committee are the same for all directors, and therefore the standards for judging liability are the same for all directors, whether or not they are on the audit committee. Further, designation of a member of the audit committee as a “financial expert” as defined in the rules and regulations of the Securities and Exchange Commission shall not be deemed to enhance the liability of such director, and the Bank expressly recognizes the liability safe harbor provided by the Securities and Exchange Commission to financial experts in this regard in its rules and regulations, as such rules and regulations may be amended from time to time.

C-3

DISSENTERS’ RIGHTS STATUTES

Excerpts from 12 U.S.C. Sections 215a-2 and 215a

and OCC Banking Circular 259

215a-2(a) IN GENERAL

A national bank may, with the approval of the Comptroller, pursuant to rules and regulations promulgated by the Comptroller, and upon the affirmative vote of the shareholders of such bank owning at least two-thirds of its capital stock outstanding, reorganize so as to become a subsidiary of a bank holding company or of a company that will, upon consummation of such reorganization, become a bank holding company.

215a-2(b) REORGANIZATION PLAN

A reorganization authorized under subsection (a) shall be carried out in accordance with a reorganization plan that —

215a-2(b)(1) specifies the manner in which the reorganization shall be carried out;

215a-2(b)(2) is approved by a majority of the entire board of directors of the national bank; and

215a-2(b)(3) specifies —

215a-2(b)(3)(A) the amount of cash or securities of the bank holding company, or both, or other consideration to be paid to the shareholders of the reorganizing bank in exchange for their shares of stock of the bank;

215a-2(b)(3)(B) the date as of which the rights of each shareholder to participate in such exchange will be determined; and

215a-2(b)(3)(C) the manner in which the exchange shall be carried out; and

215a-2(b)(4) is submitted to the shareholders of the reorganizing bank at a meeting to be held on the call of the directors in accordance with the procedures prescribed in connection with a merger of a national bank under section 3.

215a-2(c) RIGHTS OF DISSENTING SHAREHOLDERS

If, pursuant to this section, a reorganization plan has been approved by the shareholders and the Comptroller, any shareholder of the bank who has voted against the reorganization at the meeting referred to in subsection (b)(4), or has given notice in writing at or prior to that meeting to the presiding officer that the shareholder dissents from the reorganization plan, shall be entitled to receive the value of his or her shares, as provided by section 3 for the merger of a national bank.

215a-2(d) EFFECT OF REORGANIZATION

The corporate existence of a national bank that reorganizes in accordance with this section shall not be deemed to have been effected in any way by reason of such reorganization.

215a-2(e) APPROVAL UNDER THE BANK HOLDING COMPANY ACT. –

This section does not effect in any way the applicability of the Bank Holding Company Act of 1956 to a transaction described in subsection (a).

APPENDIX “D”

215a(a) APPROVAL OF COMPTROLLER, BOARD AND SHAREHOLDERS; MERGER AGREEMENT; NOTICE; CAPITAL STOCK; LIABILITY OF RECEIVING ASSOCIATION

[Act of November 7, 1918, Sec. 3] One or more national banking associations or one or more State banks, with the approval of the Comptroller, under an agreement not inconsistent with this subchapter [XVI], may merge into a national banking association located within the same State, under the charter of the receiving association. The merger agreement shall —

215a(a)(1) be agreed upon in writing by a majority of the board of directors of each association or State bank participating in the plan of merger;

215a(a)(2) be ratified and confirmed by the affirmative vote of the shareholders of each such association or State bank owning at least two-thirds of its capital stock outstanding, or by a greater proportion of such capital stock in the case of a State bank if the laws of the State where it is organized so require, at a meeting to be held on the call of the directors, after publishing notice of the time, place, and object of the meeting for four consecutive weeks in a newspaper of general circulation published in the place where the association or State bank is located, or, if there is no such newspaper, then in the newspaper of general circulation published nearest thereto, and after sending such notice to each shareholder of record by certified or registered mail at least ten days prior to the meeting, except to those shareholders who specifically waive notice, but any additional notice shall be given to the shareholders of such State bank which may be required by the laws of the State where it is organized. Publication of notice may be waived, in cases where the Comptroller determines that an emergency exists justifying such waiver, by unanimous action of the shareholders of the association or State bank;

215a(a)(3) specify the amount of the capital stock of the receiving association, which shall not be less than that required under existing law for the organization of a national bank in the place in which it is located and which will be outstanding upon completion of the merger, the amount of stock (if any) to be allocated, and cash (if any) to be paid, to the shareholders of the association or State bank being merged into the receiving association; and

215a(a)(4) provide that the receiving association shall be liable for all liabilities of the association or State bank being merged into the receiving association.

215a(b) DISSENTING SHAREHOLDERS

If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

215a(c) VALUATION OF SHARES

The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

215a(d) APPLICATION TO SHAREHOLDERS OF MERGING ASSOCIATIONS: APPRAISAL BY COMPTROLLER; EXPENSES OF RECEIVING ASSOCIATION; SALE AND RESALE OF SHARES; STATE APPRAISAL AND MERGER LAW

If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

215a(e) STATUS OF RECEIVING ASSOCIATIONS; PROPERTY RIGHTS AND INTERESTS VESTED AND HELD AS FIDUCIARY

The corporate existence of each of the merging banks or banking associations participating in such merger shall be merged into and continued in the receiving association and such receiving association shall be deemed to be the same corporation as each bank or banking association participating in the merger. All rights, franchises, and interests of the individual merging banks or banking associations in and to every type of property (real, personal, and mixed) and choses in action shall be transferred to and vested in the receiving association by virtue of such merger without any deed or other transfer. The receiving association, upon the merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by any one of the merging banks or banking associations at the time of the merger, subject to the conditions hereinafter provided.

215a(f) REMOVAL AS FIDUCIARY; DISCRIMINATION

Where any merging bank or banking association, at the time of the merger, was acting under appointment of any court as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, or committee of estates of lunatics, or in any other fiduciary capacity, the receiving association shall be subject to removal by a court of competent jurisdiction in the same manner and to the same extent as was such merging bank or banking association prior to the merger. Nothing contained in this section shall be considered to impair in any manner the right of any court to remove the receiving association and to appoint in lieu thereof a substitute trustee, executor, or other fiduciary, except that such right shall not be exercised in such a manner as to discriminate against national banking associations, nor shall any receiving association be removed solely because of the fact that it is a national banking association.

215a(g) ISSUANCE OF STOCK BY RECEIVING ASSOCIATION; PREEMPTIVE RIGHTS

Stock of the receiving association may be issued as provided by the terms of the merger agreement, free from any preemptive rights of the shareholders of the respective merging banks.

OCC Banking Circular 259

BC – 259

BANKING ISSUANCE

Comptroller of the Currency

Administrator of National Banks

Type: Banking Circular	Subject: Stock Appraisals

TO:	Chief Executive Officers of National Banks, Deputy Comptrollers (District),

Department and Division Heads, and Examining Personnel

PURPOSE

This Banking Circular informs all national banks of the valuation methods used by the Office of the Comptroller of the Currency (OCC) to estimate the value of a bank’s shares when requested to do so by a shareholder dissenting to the conversion, merger, or consolidation of its bank. The results of appraisals performed by the OCC between January 1, 1985, and September 30, 1991 are summarized.

References: 12 U.S.C. 214a, 215 and 215a; 12 CFR 11.590 (Item 2)

BACKGROUND

Under 12 U.S.C. Section 214a, a shareholder dissenting from a conversion, consolidation, or merger involving a national bank is entitled to receive the value of his or her shares from the resulting bank. A valuation of the shares shall be made by a committee of three appraisers (a representative of the dissenting shareholder, a representative of the resulting bank, and a third appraiser selected by the other two). If the committee is formed and renders an appraisal that is acceptable to the dissenting shareholder, the process is complete and the appraised value of the shares is paid to the dissenting shareholder by the resulting bank. If, for any reason, the committee is not formed or if it renders an appraisal that is not acceptable to the dissenting shareholder, an interested party may request an appraisal by the OCC. 12 U.S.C. Section 215 provides these appraisal rights to any shareholder dissenting to a consolidation. Any dissenting shareholder of a target bank in a merger is also entitled to these appraisal rights pursuant to 12 U.S.C. Section 215a.

The above provides only a general overview of the appraisal process. The specific requirements of the process are set forth in the statutes themselves.

METHODS OF VALUATION USED

Through its appraisal process, the OCC attempts to arrive at a fair estimate of the value of a bank’s shares. After reviewing the particular facts in each case and the available information on a bank’s shares, the OCC selects an appropriate valuation method, or combination of methods, to determine a reasonable estimate of the shares’ value.

Market Value

The OCC uses various methods to establish the market value of shares being appraised. If sufficient trading in the shares exists and the prices are available from direct quotes from the Wall Street Journal or a market-maker, those quotes are considered in determining the market value. If no market value is readily available, or if the market value available is not well established, the OCC may use other methods of estimating market value, such as the investment value and adjusted book value methods.

Investment Value

Investment value requires an assessment of the value to investors of a share in the future earnings of the target bank. Investment value is estimated by applying an average price/earnings ratio of banks with similar earnings potential to the earnings capacity of the target bank.

The peer group selection is based on location, size, and earnings patterns. If the state in which the subject bank is located provides a sufficient number of comparable banks using location, size and earnings patterns as the criteria for selection, the price/earnings ratios assigned to the banks are applied to the earnings per share estimated for the subject bank. In order to select a reasonable peer group when there are too few comparable independent banks in a location that is comparable to that of the subject bank, the pool of banks from which a peer group is selected is broadened by including one-bank holding company banks in a comparable location, and/or by selecting banks in less comparable locations, including adjacent states, that have earnings patterns similar to the subject bank.

Adjusted Book Value

The OCC also uses an “adjusted book value” method for estimating value. Historically, the OCC has not placed any weight on the bank’s “unadjusted book value”, since that value is based on historical acquisition costs of the bank’s assets, and does not reflect investors’ perceptions of the value of the bank as an ongoing concern. Adjusted book value is calculated by multiplying the book value of the target bank’s assets per share times the average market price to book value ratio of comparable banking organizations. The average market price to book value ratio measures the premium or discount to book value, which investors attribute to shares of similarly situated banking organizations.

Both the investment value method and the adjusted book value method present appraised values which are based on the target bank’s value as a going concern. These techniques provide estimates of the market value of the shares of the subject bank.

OVERALL VALUATION

The OCC may use more than one of the above-described methods in deriving the value of shares of stock. If more than one method is used, varying weights may be applied in reaching an overall valuation. The weight given to the value by a particular valuation method is based on how accurately the given method is believed to represent market value. For example, the OCC may give more weight to a market value representing infrequent trading by shareholders than to the value derived from the investment value method when the subject bank’s earnings trend is so irregular that it is considered to be a poor predictor of future earnings.

PURCHASE PREMIUMS

For mergers and consolidations, the OCC recognizes that purchase premiums do exist and may, in some instances, be paid in the purchase of small blocks of shares. However, the payment of purchase premiums depends entirely on the acquisition or control plans of the purchasers, and such payments are not regular or predictable elements of market value. Consequently, the OCC’s valuation methods do not include consideration of purchase premiums in arriving at the value of shares.

STATISTICAL DATA

The chart below lists the results of appraisals the OCC performed between January 1, 1985 and September 30, 1991. The OCC provides statistical data on book value and price/earnings ratios for comparative purposes, but does not necessarily rely on such data in determining the value of the banks’ shares. Dissenting shareholders should not view these statistics as determinative for future appraisals.

In connection with disclosures given to shareholders under 12 CFR 11.590 (Item 2), banks may provide shareholders a copy of this Banking Circular or disclose the information in the Banking Circular, including the past results of OCC appraisals. If the bank discloses the past results of the OCC appraisals, it should advise shareholders that: (1) the OCC did not rely on all the information set forth in the chart in performing each appraisal; and, (2) the OCC’s past appraisals are not necessarily determinative of its future appraisals of a particular bank’s shares.

APPRAISAL RESULTS

Appraisal Date	OCC Appraisal Value	Price Offered	Book Value	Average Price/ Earnings Ratio of Peer Group
01/01/85	107.05	110.00	178.29	5.3
01/02/85	73.16	NA	66.35	6.8
01/15/85	53.41	60.00	83.95	4.8
01/31/85	22.72	20.00	38.49	5.4
02/01/85	30.63	24.00	34.08	5.7
02/25/85	27.74	27.55	41.62	5.9
04/30/85	25.98	35.00	42.21	4.5
07/30/85	3,153.10	2,640.00	6,063.66	NC
09/01/85	17.23	21.00	21.84	4.7
11/22/85	316.74	338.75	519.89	5.0
11/22/85	30.28	NA	34.42	5.9
12/16/85	66.29	77.00	89.64	5.6
12/27/85	60.85	57.00	119.36	5.3
12/31/85	61.77	NA	73.56	5.9
12/31/85	75.79	40.00	58.74	12.1
03/14/86	59.02	200.00	132.20	3.1
04/21/86	40.44	35.00	43.54	6.4
05/02/86	15.50	16.50	23.69	5.0
07/03/86	405.74	NA	612.82	3.9
07/31/86	297.34	600.00	650.63	4.4
08/22/86	103.53	106.67	136.23	NC
12/26/86	16.66	NA	43.57	4.0
12/31/86	53.39	95.58	69.66	7.1
05/01/87	186.42	NA	360.05	5.1
06/11/87	50.46	70.00	92.35	4.5
06/11/87	38.53	55.00	77.75	4.5
07/31/87	13.10	NA	20.04	6.7
08/26/87	55.92	57.52	70.88	NC
08/31/87	19.55	23.75	30.64	5.0
08/31/87	10.98	NA	17.01	4.2
10/06/87	56.48	60.00	73.11	5.6
03/15/88	297.63	NA	414.95	6.1
06/02/88	27.26	NA	28.45	5.4
06/30/88	137.78	NA	215.36	6.0
08/30/88	768.62	677.00	1,090.55	10.7
03/31/89	773.62	NA	557.30	7.9
05/26/89	136.47	180.00	250.42	4.5
05/29/90	9.87	NA	11.04	9.9

*	The “Appraisal Date” is the consummation date for the conversion, consolidation, or merger.

NA – Not Available

NC – Not Computed